Exhibit 2.1
EXECUTION VERSION
ASSET PURCHASE AGREEMENT
dated as of February 15, 2011
between
CONSTANT CONTACT, INC.
(as the “Buyer”)
and
BANTAM NETWORKS, LLC
(as the “Seller”)

Exhibits:
Exhibit A	-	Escrow Agreement
Exhibit B	-	Bill of Sale
Exhibit C	-	Trademark Assignment
Exhibit D	-	Assumption Agreement
Disclosure Schedule

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement is entered into as of February 15, 2011 by and between Constant Contact, Inc., a Delaware corporation (the “Buyer”), and Bantam Networks, LLC, a Delaware limited liability company (the “Seller”).
RECITALS
     WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets and assume certain liabilities of the Seller; and
     WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Article I;
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     For purposes of this Agreement, each of the following terms shall have the meaning set forth below.
     “AAA” shall mean the American Arbitration Association.
     “Accountant” shall mean the Boston, Massachusetts office of RSM McGladrey, Inc. or in the event that circumstances create an actual conflict of interest that would impair such firm’s ability to impartially determine any issue presented to it pursuant to this Agreement or if such firm is otherwise unwilling or unable to provide such services, the Boston, Massachusetts office of a nationally-recognized certified public accounting firm selected by the Buyer and approved by the Seller, which approval shall not be unreasonably withheld, conditioned or delayed.
     “Acquired Assets” shall mean all of the assets, properties, rights (including contractual rights), privileges, claims and interests of every kind and description, real or personal, tangible or intangible, absolute or contingent, wherever situated, whether or not reflected on the books and records of the Seller or any of its Affiliates, to the extent owned by, registered in the name of, or used or held for use by, the Seller or any such Affiliate, including:
     (a) all assets reflected on the Most Recent Balance Sheet, except for any such assets sold, consumed or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business;
     (b) all assets of the type reflected on the Most Recent Balance Sheet that have been purchased or created since the Most Recent Balance Sheet Date;

     (c) all trade and other accounts receivable and notes and loans receivable that are payable to the Seller, and all rights to unbilled amounts for products delivered or services provided, together with any security for the payment thereof;
     (d) all computers, equipment, furniture, fixtures, supplies and other tangible personal property;
     (e) all Intellectual Property, except as provided in Section 2.1(c), and including the Trademarks “BANTAM”, “BANTAM NETWORKS” and “BANTAM LIVE”;
     (f) all rights under (i) the Assigned Contracts, except as provided in Section 2.1(c), and (ii) all rights of the Seller to enforce Section IV.7 of the Seller’s Operating Agreement dated May 15, 2009 (and all proceeds arising out of such enforcement) solely relating to enforcement under such Section IV.7 of the Seller’s Operating Agreement in respect of the Acquired Assets or the business of the Seller acquired under this Agreement, provided that this clause (f)(ii) shall not be construed as conveying to the Buyer any right, title or interest in or to the items listed in Section D-1 of the Disclosure Schedule;
     (g) all claims, prepayments, deposits, refunds, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment, including all rights and claims relating to the enforcement of the Seller’s rights under the Consulting Agreements, and all rights to proceeds from such enforcement;
     (h) all Permits, except as provided in Section 2.1(c);
     (i) all books, records, accounts, ledgers, files, documents, correspondence, lists (including customer and prospect lists), employment records, procedural manuals, Intellectual Property records, sales and promotional materials, studies, reports and other printed or written materials;
     (j) the subleasehold interests of the Seller under the Lease; and
     (k) all goodwill;
provided, however, notwithstanding the foregoing, the Acquired Assets shall exclude all Excluded Assets.
     “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. The term “control” means (a) the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary in the foregoing sentence (and without limitation thereof), each member or manager of the Seller shall be considered an Affiliate of the Seller for purposes of this Agreement.

     “Agreed Amount” shall mean a portion (but less than all) of the Claimed Amount for which the Indemnifying Party agrees to provide indemnification pursuant to Article VI.
     “Allocation Schedule” shall have the meaning set forth in Section 2.4.
     “Ancillary Agreements” shall mean the instruments and agreements referred to in clauses (i), (ii), (iii), (iv), (v), (xiii), (xvii) and (xviii) of Section 2.3(b) and clause (i) of Section 2.3(c).
     “Arbitrator” shall mean a single arbitrator selected by the Buyer and the Seller in accordance with the Commercial Rules.
     “Assigned Contracts” shall mean, except for any Excluded Contract, any contracts, agreements or instruments (including the Lease) to which the Seller is a party.
     “Assumed Liabilities” shall mean all liabilities and obligations of the Seller arising under the Assigned Contracts described in Section D-2 of the Disclosure Schedule, provided that such liabilities and obligations shall constitute Assumed Liabilities solely to the extent they accrue during and relate solely to the period following the Closing.
     “Basket Amount” shall mean Fifty Thousand Dollars ($50,000.00).
     “Buyer” shall have the meaning set forth in the first paragraph of this Agreement.
     “Buyer Charter Documents” shall mean the Certificate of Incorporation and the By-Laws of the Buyer, each as amended or restated.
     “Buyer Fundamental Representations” shall mean the representations and warranties of the Buyer set forth in Sections 4.1 and 4.2.
     “Buyer Obligation Period” shall have the meaning set forth in Section 5.4.
     “CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Certificate of Amendment” shall have the meaning set forth in Section 2.3(b)(xiii).
     “Claim Notice” shall mean written notification delivered pursuant to Article VI which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.
     “Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.
     “Closing” shall mean the closing of the transactions contemplated by this Agreement.
     “Closing Date” shall mean the date of this Agreement.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.
     “Consulting Agreements” shall mean the agreements listed in Section D-3 of the Disclosure Schedule between the Seller and the persons identified thereon.
     “Controlling Party” shall mean the party controlling the defense of any Third Party Action.
     “Customer Offerings” shall mean (a) the products (including Software and Documentation) that the Seller (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has at any time developed, manufactured, marketed, distributed, made available, sold or licensed to third parties, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Seller (i) currently provides or makes available to third parties, or (ii) has at any time provided or made available to third parties, or (iii) currently plans to provide or make available to third parties in the future.
     “Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 6.3(e)(vi).
     “Deferred Item” shall have the meaning set forth in Section 2.1(c).
     “Disclosure Schedule” shall mean the disclosure schedule provided by the Seller to the Buyer on the date hereof and accepted in writing by the Buyer.
     “Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.
     “Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to an end user.
     “Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, options, equity purchase, phantom equity, equity appreciation or other forms of incentive compensation or post-retirement compensation.
     “Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of Persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other Persons. As used above, the term “release” shall have the meaning set forth in CERCLA.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Seller.
     “Escrow Agent” shall mean The Bank of New York Mellon Corporation, as escrow agent under the Escrow Agreement.
     “Escrow Agreement” shall mean the Escrow Agreement attached hereto as Exhibit A.
     “Escrow Amount” shall mean One Million Eight Hundred Thousand Dollars ($1,800,000.00).
     “Escrow Fund” shall mean the fund established pursuant to the Escrow Agreement and including the Escrow Amount, as the same may from time to time be increased as a result of interest thereon and decreased as a result of disbursements therefrom in accordance with the Escrow Agreement.
     “Excluded Assets” shall mean the following assets of the Seller:
     (a) all cash and cash equivalents and all bank, checking, money market or similar investment or deposit accounts;

     (b) the Seller Charter Documents (except as set forth in clause (f) of the definition of Acquired Assets), any organizational documents, minutes and membership/unit record books and company seals of the Seller, and other documents relating exclusively to the maintenance and existence of the Seller as an entity;
     (c) all personal property of each of the independent contractors of the Seller and each of the other assets set forth in Section D-4 of the Disclosure Schedule;
     (d) all Excluded Contracts;
     (e) all securities, including all capital stock or other equity interests of any other Person;
     (f) all rights relating to refunds, recovery or recoupment of Taxes;
     (g) all policies of insurance maintained by the Seller, and any rights thereunder; and
     (h) any of the rights of the Seller under this Agreement or under the Ancillary Agreements.
     “Excluded Contract” shall mean each contract described in Section D-4 of the Disclosure Schedule.
     “Expected Claim Notice” shall mean a notice that an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI, which includes (i) a description of the Damages reasonably expected to be incurred by the Indemnified Party, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.
     “Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.
     “Financial Statements” shall mean: (a) the unaudited balance sheets and statements of income, cash flows and retained earnings of the Seller as of the end of and for each of the years ended December 31, 2009 and December 31, 2010 and (b) the Most Recent Balance Sheet and the unaudited statements of income, cash flows and retained earnings for the one (1) month period ended as of the Most Recent Balance Sheet Date.
     “Final Closing Balance Sheet” shall mean the balance sheet determined pursuant to the procedures set forth in Section 2.5(b).
     “Financial Statement Assistance” shall have the meaning set forth in Section 5.10.
     “Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

     “Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI.
     “Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party under Article VI.
     “Information” shall mean all books, records, accounts, ledgers, files, documents, correspondence, lists (including customer and prospect lists), employment records, procedural manuals, Intellectual Property records, sales and promotional materials, studies, reports and other printed or written materials, in each case (i) that are (x) included in the Acquired Assets or (y) otherwise in the possession or control of the Seller or its Affiliates and relate to the Acquired Assets and (ii) the disclosure of which to a Party would not violate any law or contractual obligation applicable to the Party in possession of such Information.
     “Initial Payment” shall mean a cash amount equal to the Purchase Price (excluding any adjustment pursuant to Section 2.5), less the sum of (i) the Escrow Amount, (ii) the Seller Transaction Expenses Payoff Amount, and (iii) the Seller Indebtedness Payoff Amount.
     “Intellectual Property” shall mean the following subsisting throughout the world:
     (a) Patent Rights;
     (b) Trademarks and all goodwill in the Trademarks;
     (c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;
     (d) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;
     (e) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and
     (f) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).
     “Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.
     “Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide) used by the Seller in its business or operations or to develop, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Seller or hosted at a third party site.
     “Key Personnel Arrangements” shall mean such arrangements between the Buyer and such employees or independent contractors of the Seller, as may be mutually agreed by the Seller and the Buyer, on terms satisfactory to the Buyer.
     “Lease” shall mean the Commercial Sub-Lease Agreement, dated as of December 2, 2010, by and between the Seller and Douglas O’Connor d/b/a Post and Cabin Creek Center, as extended on a month-to-month basis by the First Amendment to Commercial Sublease Agreement dated as of February 11, 2011.
     “Legal Proceeding” shall mean any action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding, investigation or request for information by or before any Governmental Entity or any arbitrator.
     “Lower Cap” shall mean Four Million Five Hundred Thousand Dollars ($4,500,000.00).
     “Materials of Environmental Concern” shall mean any pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.
     “Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Seller as of the Most Recent Balance Sheet Date.
     “Most Recent Balance Sheet Date” shall mean January 31, 2011.
     “Net Book Value” shall mean the difference between the value of the tangible Acquired Assets and the value of the Assumed Liabilities.
     “Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action under Article VI.
     “Objection Deadline Date” shall mean the date fifteen (15) days after delivery by the Buyer to the Seller of the Preliminary Closing Balance Sheet.
     “Open Source Materials” means all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

     “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).
     “Parties” shall mean the Buyer and the Seller.
     “Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).
     “Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).
     “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, Governmental Entity or other entity, enterprise, authority or business organization.
     “Preliminary Closing Balance Sheet” shall mean a balance sheet reflecting only the Acquired Assets and the Assumed Liabilities, in each case as of the Closing (without giving effect to the transactions contemplated by this Agreement).
     “Purchase Price” shall mean the purchase price to be paid by the Buyer for the Acquired Assets at the Closing, as set forth in Section 2.2, as it may be adjusted pursuant to Section 2.5 and Section 6.6.
     “Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.
     “Response” shall mean a written response containing the information provided for in Section 6.3(c).
     “Restricted Business” shall mean (i) any business that is competitive with the business of the Seller, as conducted on or prior to the date of this Agreement or as presently proposed by the Seller to be conducted and (ii) any business activities in the email marketing and contact management systems markets.
     “Retained Liabilities” shall mean any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of the Seller or any Affiliate thereof which are not Assumed Liabilities. The Retained Liabilities shall include all liabilities and obligations of the Seller or any Affiliate thereof:
     (a) under this Agreement or the Ancillary Agreements;

     (b) (i) for any and all Taxes including any Taxes for which the Seller is liable pursuant to Section 5.4, (ii) for any Taxes of any taxpayer under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise for any taxable period beginning before the Closing Date and ending on the Closing Date, and (iii) under any Tax sharing agreements to which the Seller is a party;
     (c) for any Taxes, including deferred taxes or taxes measured by income, any liabilities for federal or state income tax and FICA taxes of employees or other service providers which the Seller is or was legally obligated to withhold, any liabilities for employer FICA and unemployment taxes, and any liabilities for sales, use or excise taxes or customs and duties, including any sales, use, transfer or other taxes owed as a result of the transactions contemplated by this Agreement;
     (d) relating to any Excluded Asset;
     (e) for any Seller Indebtedness;
     (f) for Seller Transaction Expenses;
     (g) accruing or relating to the period prior to the Closing under the Assigned Contracts, and all liabilities for any breach, act or omission by the Seller prior to the Closing under any Assigned Contract;
     (h) arising out of the Seller’s operation or conduct of its business or the sale of any product or performance of any service prior to the Closing, including any customer or warranty claims arising out of any such product or service (whether such claims arise before or after the Closing), and any claims for refunds by customers who subscribed for the Seller’s products or services prior to the Closing (other than due to a termination of such products or services by the Buyer following the Closing);
     (i) arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a violation of or non-compliance with any law, rule or regulation (including Environmental Laws), any judgment, decree or order of any Governmental Entity, or any Permit or that give rise to liabilities or obligations with respect to Materials of Environmental Concern;
     (j) payroll obligations accrued and unpaid as of the Closing and accrued and unused (or unpaid) vacation, sick leave and other paid time off as of the Closing;
     (k) accounts payable as of the Closing;
     (l) to pay severance benefits to any employee of the Seller whose employment is terminated (or treated as terminated) in connection with the consummation of the transactions contemplated by this Agreement, and all liabilities resulting from the termination of employment (or other servicing providing relationship) of employees or independent contractors of the Seller at or prior to the Closing that arose by contract or under any federal or state law or under any Employee Benefit Plan;

     (m) under any Employee Benefit Plan or any employment, consulting, compensation or similar agreement, including any obligations of the Seller with respect to bonus or change of control payments or equity, equity-linked or other forms of incentive compensation;
     (n) to indemnify any Person by reason of the fact that such Person was a manager, director, officer, employee or agent of the Seller or was serving at the request of the Seller as a partner, trustee, manager, director, officer, employee or agent of another Person (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);
     (o) injury to or death of Persons or damage to or destruction of property occurring prior to the Closing (including any workers’ compensation claim); and
     (p) any infringement, violation or misappropriation of Intellectual Property rights of any Person prior to the Closing.
     “Security Interest” shall mean any liability, obligation, mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law).
     “Seller” shall have the meaning set forth in the first paragraph of this Agreement.
     “Seller Charter Documents” shall mean the Certificate of Formation of the Seller and the limited liability company operating agreement of the Seller, each as amended or restated.
     “Seller Fundamental Representations” shall mean the representations and warranties of the Seller set forth in Sections 3.1, 3.2, 3.3, 3.8, 3.16, 3.21 and 3.22.
     “Seller Indebtedness” shall mean (without duplication) (1) any obligations of the Seller for borrowed money, or with respect to deposits or advances of any kind to the Seller, and any prepayment premiums, penalties and any other fees and expenses paid to satisfy such indebtedness, (2) any obligations of the Seller evidenced by bonds, debentures, notes or similar instruments, (3) any obligations of the Seller upon which interest charges are customarily paid (excluding trade accounts payable), (4) any compensation owed to any current or former employee of the Seller, including equity (or equity-linked) or other incentive compensation obligations and/or severance, change of control and similar payment obligations, and any related Tax or withholding obligations of the Seller, (5) any obligations of the Seller under conditional sale or other title retention agreements, (6) any obligations of the Seller issued or assumed as the deferred purchase price of property or services, (7) any capitalized lease obligations of the Seller, (8) any deferred revenue obligations of the Seller, (9) any obligations of others secured by any Security Interest on property or assets owned or acquired by the Seller, whether or not the obligations secured thereby have been assumed by the Seller, (10) any obligations of the Seller under interest rate or currency swap transactions (valued at the termination value thereof), (11) any amounts owed with respect to letters of credit issued for the account of the Seller, (12) any obligations of the Seller to purchase, repurchase, redeem or exchange any of its securities, (13) any obligations of the Seller to pay or accrue dividends or interest (or make or accrue other payments) on its outstanding equity interests or other outstanding securities, (14) any guaranties or arrangements having the economic effect of a guaranty by the Seller of any indebtedness of any other Person, and (15) any accrued interest or penalties on any of the foregoing.
     “Seller Indebtedness Payoff Amount” shall have the meaning set forth in Section 2.3(b)(xv)(B).
     “Seller Intellectual Property” shall mean the Seller Owned Intellectual Property and the Seller Licensed Intellectual Property.
     “Seller Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Seller by any third party.
     “Seller Material Adverse Effect” shall mean (a) any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Seller or (ii) the ability of the Buyer to operate the business of the Seller immediately after the Closing in substantially the same manner as conducted by the Seller prior to the Closing or (b) any adverse effect on the ability of the Seller to perform its obligations under this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby; provided, however, solely for purposes of the foregoing clause (a), a change, event, circumstance or development shall not be considered a “Seller Material Adverse Effect” solely to the extent it results from (x) a change in general economic conditions in the United States or a change in conditions in the United States economy generally, (y) a change in conditions in the industries or markets in which the Seller or its business operates or (z) any gross negligence or willful misconduct on the part of the Buyer or any of its Affiliates, except, solely in each case of the foregoing clauses (x) and (y), to the extent any such change adversely affects the Seller or its business in a disproportionate manner relative to other Persons or businesses operating in the industries or markets in which the Seller or its business operates. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Seller Material Adverse Effect.
     “Seller Obligation Period” shall have the meaning set forth in Section 5.4.
     “Seller Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Seller, in whole or in part.
     “Seller Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Seller or any ERISA Affiliate.
     “Seller Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Seller, alone or jointly with others.
     “Seller Source Code” shall mean the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.

     “Seller Transaction Expenses” shall mean all Transaction Expenses incurred by or on behalf of the Seller or any of its Affiliates.
     “Seller Transaction Expenses Payoff Amount” shall have the meaning set forth in Section 2.3(b)(xv)(A).
     “Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.
     “Subsidiary” shall mean any Person in which the Seller (or another Subsidiary of the Seller) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such Person or (b) the right to receive more than 50% of the net assets of such Person available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such Person.
     “Target Amount” shall mean Zero Dollars ($0.00).
     “Tax Accounting” shall mean principles of accounting that are consistent with the requirements of United States Internal Revenue Service for purposes of filing Income Tax Return Form 1065.
     “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.
     “Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting work papers or information with respect to any of the foregoing, including any amendment thereof.
     “Third Party Action” shall mean any suit or proceeding by a Person other than a Party for which indemnification may be sought by a Party under Article VI.
     “Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

     “Transaction Expenses” shall mean the fees, expenses and disbursements of the Parties and their respective agents, representatives, brokers, finders, financial advisors, accountants and counsel incurred in connection with this Agreement and the transactions contemplated hereby, including negotiation, legal, travel and due diligence expenses.
     “Unresolved Objections” shall have the meaning set forth in Section 2.5(b)(ii).
     “Upper Cap” shall Fifteen Million Dollars ($15,000,000.00).
ARTICLE II
THE ASSET PURCHASE
     2.1 Purchase and Sale of Assets; Assumption of Assumed Liabilities.
          (a) Upon and subject to the terms of this Agreement, the Buyer hereby purchases from the Seller, and the Seller hereby sells, transfers, conveys, assigns and delivers to the Buyer, free and clear of all Security Interests, for the consideration specified below in this Article II, all right, title and interest in, to and under the Acquired Assets.
          (b) Upon and subject to the terms of this Agreement, the Buyer hereby assumes the Assumed Liabilities. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, the Buyer shall not assume or become responsible for, and the Seller shall remain liable for, and shall pay, perform and discharge when due, the Retained Liabilities.
          (c) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any contract, lease, authorization, or Permit, or any claim, right or benefit arising thereunder or resulting therefrom, if (i) an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof and (ii) such consent is not obtained prior to the Closing (each a “Deferred Item”). In such case, (x) such Deferred Item shall be withheld from sale pursuant to this Agreement, (y) from and after the Closing, the Seller shall use Reasonable Best Efforts to obtain such consent as soon as practicable after the Closing, and (z) until such consent is obtained, the Seller shall use Reasonable Best Efforts to provide to the Buyer the benefits under such Deferred Item. Without limiting the foregoing, the Seller shall, at the Buyer’s request, enter into arrangements (including subleasing or subcontracting if permitted) to provide to the Buyer the economic and operational equivalent of obtaining such consent and receiving such Deferred Item, including enforcement for the benefit of the Buyer of all claims or rights arising thereunder.
     2.2 Purchase Price. The Purchase Price to be paid by the Buyer for the Acquired Assets at the Closing shall be Fifteen Million Dollars ($15,000,000.00).
     2.3 The Closing.
          (a) The Closing shall take place at the offices of WilmerHale at 60 State Street, Boston, Massachusetts commencing at 9:00 a.m. local time on the Closing Date, provided that all transactions at the Closing shall be deemed to take place simultaneously as of 12:01 a.m.

local time on the Closing Date, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.
          (b) At the Closing, the Seller shall deliver to the Buyer:
               (i) the Bill of Sale attached hereto as Exhibit B, duly executed by the Seller;
               (ii) the Trademark Assignment attached hereto as Exhibit C, duly executed by the Seller;
               (iii) the Key Personnel Arrangements, duly executed by each Person (other than the Buyer) party thereto;
               (iv) the Escrow Agreement, duly executed by the Seller;
               (v) an acknowledgement, in form and substance satisfactory to the Buyer, duly executed by Upswing CRM, LLC and the Seller;
               (vi) a certificate executed by the Manager of the Seller certifying that attached thereto are (A) a true, complete and correct copy of the certificate of formation of the Seller, as amended or restated, as in effect on the Closing Date, as certified by the Secretary of State of the State of Delaware as of a date no more than five (5) business days prior to the Closing Date, (B) a true, complete and correct copy of the limited liability company operating agreement of the Seller, as amended or restated, as in effect on the Closing Date, (C) true, complete and correct copies of resolutions of the sole manager of the Seller and the members of the Seller entitled to vote, in each case authorizing the Seller’s execution and delivery of this Agreement and each Ancillary Agreement to which the Seller is a party, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby, which resolutions have not been modified, rescinded or revoked and remain in full force and effect as of the Closing Date, (D) specimen signatures of the officers or manager of the Seller authorized to sign this Agreement and each Ancillary Agreement to which the Seller is a party and (E) a certificate issued by the Secretary of State of the State of Delaware (and the appropriate authority of each other jurisdiction in which the Seller is qualified to do business), certifying as of a date no more than five (5) business days prior to the Closing Date that the Seller is in good company and tax standing under the laws of such jurisdiction;
               (vii) evidence satisfactory to the Buyer that the Consulting Agreements have been terminated in accordance with their respective terms (other than with respect to the rights of the Seller that survive such termination);
               (viii) evidence that the Lease (as amended) provides for a month-to-month tenancy on terms and conditions reasonably satisfactory to the Buyer;

               (ix) a certificate, in form and substance acceptable to the Buyer, duly executed by the Seller certifying that the Seller is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code;
               (x) duly executed written instruments, in form and substance satisfactory to the Buyer, releasing any Security Interest on any Acquired Asset, and authorizing the filing of UCC-3 termination statements (or other comparable documents) for all UCC-1 financing statements (or other comparable documents) filed in connection with any Security Interest so released;
               (xi) evidence satisfactory to the Buyer that Seller has complied with all applicable bulk transfer laws;
               (xii) evidence that all consents, waivers, approvals or authorizations of and filings or notices of or with any Person necessary or advisable in connection with the consummation by the Seller of the transactions contemplated by this Agreement have been obtained or made, as applicable;
               (xiii) a Certificate of Amendment to Certificate of Formation (the “Certificate of Amendment”), changing the company name of the Seller to “Goat Town Ventures, LLC” or another name that does not include the word “BANTAM” or any name confusingly similar thereto, duly executed by the Seller;
               (xiv) a certificate of insurance satisfying the applicable requirements of the Lease with respect to the period prior to the Closing;
               (xv) (A) wire transfer instructions for the payment of all Seller Transaction Expenses owing to any Person as of the Closing (such amount payable to such Persons, as reflected in such instructions, the “Seller Transaction Expenses Payoff Amount”), (B) pay-off letters executed by each Person to whom any Seller Indebtedness is owed (whether or not due) as of the Closing and wire transfer instructions for the payment of such Seller Indebtedness to such Persons (such amount payable to such Persons, as reflected in such instructions, the “Seller Indebtedness Payoff Amount”), and (C) wire transfer instructions for the delivery to the Seller of the Initial Payment;
               (xvi) all of the Acquired Assets of a tangible nature (or otherwise put the Buyer in possession and control of such Acquired Assets);
               (xvii) a Receipt and Acknowledgment acknowledging the Buyer’s delivery of each of the deliverables of the Buyer described in Section 2.3(c), duly executed by the Seller; and
               (xviii) a Receipt and Acknowledgment, duly executed by each of Next Level Ventures, LLC and Paul Esdale.
          (c) At the Closing, the Buyer shall:

               (i) deliver to the Seller, the Assumption Agreement attached hereto as Exhibit D, duly executed by the Buyer;
               (ii) deliver to the Seller copies of the Key Personnel Arrangements, duly executed by the Buyer;
               (iii) deliver to the Seller, the Escrow Agreement, duly executed by the Buyer and the Escrow Agent;
               (iv) deposit with the Escrow Agent the Escrow Amount, to be held by the Escrow Agent in escrow pursuant to the Escrow Agreement as the initial but non-exclusive source for the payment and satisfaction of the Seller’s indemnification obligations under Article VI, to be disbursed as and to the extent provided in the Escrow Agreement;
               (v) pay, in accordance with the wire transfer instructions delivered to the Buyer pursuant to Section 2.3(b)(xv)(A), the Seller Transaction Expenses Payoff Amount;
               (vi) pay, in accordance with the wire transfer instructions and payoff letters delivered to the Buyer pursuant to Section 2.3(b)(xv)(B), the Seller Indebtedness Payoff Amount; and
               (vii) pay to the Seller, in accordance with the wire transfer instructions delivered to the Buyer pursuant to Section 2.3(b)(xv)(C), the Initial Payment.
     2.4 Allocation. The Buyer shall prepare and deliver to the Seller, within ninety (90) days following the final determination of the Purchase Price pursuant to Section 2.5, a schedule (the “Allocation Schedule”) setting forth a proposed allocation of the Purchase Price and the Assumed Liabilities among the Acquired Assets and the covenants set forth in Sections 5.2 and 5.3 prepared in a manner consistent with Section 2.4 of the Disclosure Schedule. The Allocation Schedule delivered by the Buyer shall be final and binding on the Parties, absent fraud or manifest error. After the Closing, the Parties shall make consistent use of, and take no position inconsistent with, the allocation, fair market value and useful lives specified in the Allocation Schedule for all Tax purposes and in all filings, declarations, reports, audit or other proceedings with any Governmental Entity, including the reports required to be filed under Section 1060 of the Code. Each Party shall prepare and deliver to the other Party IRS Form 8594 within thirty (30) days after the delivery by the Buyer of the Allocation Schedule. Any adjustments to the Purchase Price required by this Agreement shall be allocated in accordance with the final Allocation Schedule established pursuant to this Section 2.4.
     2.5 Post-Closing Adjustment. The Purchase Price set forth in Section 2.2 shall be subject to adjustment after the Closing Date as follows:
          (a) Within forty-five (45) days after the Closing Date, the Buyer shall prepare and deliver to the Seller the Preliminary Closing Balance Sheet. The Buyer shall prepare the Preliminary Closing Balance Sheet in accordance with Tax Accounting applied on a basis consistent with the application of Tax Accounting to the preparation of the Financial Statements, which shall set forth the Net Book Value.

          (b) The Seller may request in writing all additional supporting Information as reasonably may be necessary to verify the Preliminary Closing Balance Sheet, and the Buyer shall promptly (but in no event more than three (3) business days following such request) provide to the Seller any such Information that is in the possession or control of the Buyer, provided that any delay in providing such Information shall extend the Objection Deadline Date by the number of days any such delivery of Information by the Buyer is delayed beyond such three (3) business day period. The Seller shall deliver to the Buyer, by the Objection Deadline Date, either a notice indicating that the Seller accepts the Preliminary Closing Balance Sheet or a reasonably detailed statement describing its objections (if any) to the Preliminary Closing Balance Sheet. If the Seller delivers to the Buyer a notice accepting the Preliminary Closing Balance Sheet, or the Seller does not deliver a written objection to the Preliminary Closing Balance Sheet by the Objection Deadline Date, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business on the Objection Deadline Date, the Preliminary Closing Balance Sheet shall be deemed to be the Final Closing Balance Sheet and shall be final and binding on the Parties. If the Seller timely objects to the Preliminary Closing Balance Sheet, such objections shall be resolved as follows:
               (i) The Buyer and the Seller shall first use Reasonable Best Efforts to resolve such objections.
               (ii) If the Buyer and the Seller do not reach a resolution of all objections set forth on the Seller’s statement of objections within thirty (30) days after delivery of such statement of objections, the Buyer and the Seller shall, promptly, but in no event more than thirty (30) days following the expiration of such thirty (30) day period, engage the Accountant, pursuant to an engagement agreement executed by the Buyer, the Seller and the Accountant, to resolve any remaining objections set forth on the Seller’s statement of objections (the “Unresolved Objections”).
               (iii) The Buyer and the Seller shall jointly submit to the Accountant, within ten (10) days after the date of the engagement of the Accountant (as evidenced by the date of the engagement agreement), a copy of the Preliminary Closing Balance Sheet, a copy of the statement of objections delivered by the Seller to the Buyer, and a statement setting forth the resolution of any objections agreed to by the Buyer and the Seller. Each of the Buyer and the Seller shall submit to the Accountant (with a copy delivered to the other Party on the same day), within fifteen (15) days after the date of the engagement of the Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of the Buyer and the Seller may (but shall not be required to) submit to the Accountant (with a copy delivered to the other Party on the same day), within thirty (30) days after the date of the engagement of the Accountant, a memorandum responding to the initial memorandum submitted to the Accountant by the other Party. Unless requested by the Accountant in writing, neither Party may present any additional information or arguments to the Accountant, either orally or in writing.
               (iv) The Buyer and the Seller shall jointly instruct the Accountant that (A) within forty-five (45) days after the date of its engagement hereunder, the Accountant shall determine whether the objections raised by the Seller are appropriate and shall issue a ruling which shall include a balance sheet, comprised of the Preliminary Closing Balance Sheet as adjusted pursuant to any resolutions to objections agreed upon by the Buyer and the Seller and pursuant to the Accountant’s resolution of the Unresolved Objections, (B) in resolving any Unresolved Objection, the Accountant shall select a value for such item that is equal to or between the value for such item proposed by the Buyer in the Preliminary Balance Sheet or by the Seller in its statement of objections, and (C) the scope of the Accountant’s review shall be limited to resolving the Unresolved Objections. The balance sheet issued by the Accountant pursuant to the foregoing sentence shall be deemed to be the Final Closing Balance Sheet and shall be final and binding on the Parties.
               (v) The resolution by the Accountant of the Unresolved Objections shall be final and binding upon the Buyer and the Seller. The Buyer and the Seller agree that the procedure set forth in this Section 2.5(b) for resolving disputes with respect to the Preliminary Closing Balance Sheet shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either Party from instituting litigation to enforce the ruling of the Accountant.
               (vi) The Buyer and the Seller shall share the fees and expenses of the Accountant equally.
          (c) If the Net Book Value as shown on the Final Closing Balance Sheet is less than the Target Amount, the Purchase Price shall be reduced by such deficiency and the Seller shall pay to the Buyer, by wire transfer or other delivery of immediately available funds, within three (3) business days after the date on which the Final Closing Balance Sheet is finally determined pursuant to this Section 2.5, an amount equal to such deficiency.
          (d) If the Net Book Value as shown on the Final Closing Balance Sheet exceeds the Target Amount, the Purchase Price shall be increased by such excess amount and the Buyer shall pay to the Seller, by wire transfer or other delivery of immediately available funds, within three (3) business days after the date on which the Final Closing Balance Sheet is finally determined pursuant to this Section 2.5, an amount equal to such excess.
     2.6 Further Assurances. At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s rights to, title in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control thereof.
     2.7 Withholding. Notwithstanding any other provision in this Agreement or any Ancillary Agreement, the Buyer shall have the right to deduct and withhold Taxes from any payments to be made hereunder (including any payments to be made under the Escrow Agreement or any Key Personnel Arrangement) if such withholding is required by applicable law and to collect any necessary Tax forms, including Forms W-4, W-8 or W-9, as applicable, or any similar information, from the Seller and any other recipients of payments hereunder or thereunder. To the extent that amounts are so withheld in accordance with applicable law, such withheld amounts shall be treated for all purposes of this Agreement and the Ancillary Agreements as having been delivered and paid to the Seller (or other applicable recipient of payments in respect of which such deduction and withholding was made). For the avoidance of doubt, this Section 2.7 shall not be construed as a waiver by any Party of any claim for improper withholding.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     The Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article III are true and correct. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III (or other applicable sections or subsections of this Agreement). The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article III (or other applicable sections or subsections of this Agreement) only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. For purposes of this Article III, the phrase “to the knowledge of the Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of John Rourke and Henry Poydar, as well as any other knowledge which such Persons would have possessed had they made reasonable inquiry of appropriate employees, independent contractors, advisors and other agents of the Seller with respect to the matter in question.
     3.1 Organization, Qualification and Company Power. The Seller is a limited liability company duly formed and organized, validly existing and in good company and tax standing under the laws of the State of Delaware. The Seller is duly qualified to conduct business and is in good company and tax standing under the laws of each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Seller’s businesses or the ownership or leasing of its properties requires such qualification. The Seller has all requisite company power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Seller has previously delivered to the Buyer complete and accurate copies of the Seller Charter Documents. The Seller is not in default under or in violation of any provision of the Seller Charter Documents.
     3.2 Capitalization.
          (a) Section 3.2(a) of the Disclosure Schedule sets forth a complete and accurate list of (i) all members and other holders of membership interests, units or other securities of the Seller, indicating the number and type, class or series of the membership interests, units or other securities of the Seller held by each such Person and (for convertible securities of the Seller) the number and type, class or series of securities into which such convertible securities are convertible, (ii) all outstanding options, warrants or other instruments giving any party the right to acquire any securities of the Seller, indicating (A) the holder thereof, (B) the number and type, class or series of the membership interests, units or other securities of the Seller subject thereto and (for convertible securities of the Seller) the number and type, class or series of securities into which such convertible securities are convertible, (C) the exercise price, date of grant, vesting schedule and expiration date for each such option, warrant or other instrument. All of the outstanding membership interests, units or other equity securities of the

Seller have been duly authorized and validly issued, are fully paid and nonassessable. All of the outstanding membership interests, units or other securities of the Seller were offered, issued, sold and delivered by the issuer thereof in compliance with all applicable laws. None of the outstanding membership interests, units or other equity securities of the Seller were issued in violation of any preemptive rights (including any preemptive rights set forth in the Seller Charter Documents), rights of first refusal or similar rights. Except as reflected in Section 3.2(a) of the Disclosure Schedule, the Seller has neither promised nor provided equity compensation with respect to the Seller. There are no voting agreements or voting trusts with respect to any of outstanding membership interests, units or other equity securities of the Seller. No Person other than the Persons named in Section 3.2(a) of the Disclosure Schedule owns any membership interests, units or other securities of the Seller or has any claim, right or interest in or to any membership interests, units or other securities of the Seller. Except with respect to the agreements set forth in Section 3.2(a) of the Disclosure Schedule, there are no securities, options, warrants, calls, subscription rights, conversion rights or other agreements which may obligate the Seller to issue, sell or otherwise cause to become outstanding any membership interests, units or other securities of the Seller. The Seller does not have any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its membership interests, units or other securities or any interests therein or to pay any dividend or make any distribution in respect thereof. No Person is a party to or bound by any options, calls, warrants, agreements, arrangements or preemptive rights or commitments of any character relating to any issued or unissued security of the Seller.
          (b) The Seller does not have, and has never had, any Subsidiaries. The Seller does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any Person that is not a Subsidiary.
     3.3 Authorization of Transaction. The Seller has all requisite company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary company action on the part of the Seller. Without limiting the generality of the foregoing, (a) the sole manager of the Seller determined that the sale of assets contemplated by this Agreement is fair to and in the best interests of the Seller and its members and (b) the Seller’s sole manager and its members and holders of its securities entitled to vote approved this Agreement and the Ancillary Agreements to which the Seller is a party in accordance with the Delaware Limited Liability Company Act and the Seller Charter Documents. This Agreement and each Ancillary Agreement to which the Seller is a party have been duly and validly executed and delivered by the Seller and constitute valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.

     3.4 Noncontravention. Neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements to which the Seller is a party, nor the performance by the Seller of its obligations hereunder or thereunder or the consummation by the Seller of the transactions contemplated hereby or thereby, does or will (a) conflict with or violate any provision of the Seller Charter Documents, (b) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Seller is a party or by which the Seller is bound or to which any of their respective assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect or (ii) any notice, consent or waiver the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect, (d) result in the imposition of any Security Interest upon any properties or assets of the Seller or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its properties or assets.
     3.5 Financial Statements. Attached to Section 3.5 of the Disclosure Schedule are true, correct and complete copies of the Financial Statements. The Financial Statements (i) comply as to form in all material respects with applicable accounting requirements, (ii) were prepared in accordance with Tax Accounting applied on a consistent basis throughout the periods covered thereby and (iii) fairly present in all material respects the financial position of the Seller as of the dates thereof and the results of its operations for the periods indicated, consistent with the books and records of the Seller, except that the Financial Statements described in clause (b) of the definition thereof are subject to normal and recurring year-end adjustments which will not be material in amount or significance and the Financial Statements do not include footnotes.
     3.6 Absence of Certain Changes. Since October 31, 2010, there has occurred no event or development which, individually or in the aggregate, has had or would reasonably be expected to have a Seller Material Adverse Effect, nor has the Seller:
          (a) issued or sold any membership interests, units or other securities of the Seller or any options, warrants or other rights to acquire any such membership interests, units or other securities;
          (b) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its membership interests, units or other securities;
          (c) created, incurred or assumed any Seller Indebtedness or made any loans, advances or capital contributions to, or investments in, any other Person;
          (d) entered into, adopted or amended any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 3.16 or increased in any manner the compensation or fringe benefits of, or materially modified the employment terms of, its managers, directors, officers, employees or independent contractors, generally or individually, or paid any bonus or other benefit to its managers, directors, officers, employees or independent contractors (except for existing payment obligations listed in Section 3.16 of the Disclosure Schedule) or hired any new officers, employees or independent contractors;
          (e) acquired, sold, leased, licensed or disposed of any assets or property, other than purchases and sales of assets in the Ordinary Course of Business;
          (f) mortgaged or pledged any of its property or assets or subjected any such property or assets to any Security Interest;
          (g) discharged or satisfied any Security Interest or any Seller Indebtedness other than in the Ordinary Course of Business;
          (h) amended the Seller Charter Documents;
          (i) changed its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in Tax Accounting, or made any new elections, or changes to any current elections, with respect to Taxes that affect the Acquired Assets;
          (j) entered into, amended, terminated, taken or omitted to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature listed or required to be listed in Section 3.10, Section 3.11 or Section 3.12 of the Disclosure Schedule;
          (k) made or committed to make any capital expenditure in excess of $2,500 per item or $10,000 in the aggregate;
          (l) instituted or settled any Legal Proceeding; or
          (m) agreed to take any of the foregoing actions.
     3.7 Undisclosed Liabilities. The Seller does not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, and (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are not, individually or in the aggregate, material in amount or significance.
     3.8 Tax Matters.
          (a) The Seller has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete. The Seller is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Seller has paid on a timely basis all Taxes that were due and payable whether or not shown on the applicable Tax Return. The unpaid Taxes of the Seller for Tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of the Seller for all Tax periods commencing after the Most Recent Balance Sheet Date arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. The Seller (i) does not have any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Seller and (ii) is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. Except as set forth in Section 3.8(a) of the Disclosure Schedule, all Taxes that the Seller was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.
          (b) The Seller has delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Seller relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Seller relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The federal income Tax Returns of the Seller have not been audited by the Internal Revenue Service and are not closed by the applicable statute of limitations for any taxable year. No examination or audit of any Tax Return of the Seller by any Governmental Entity is currently in progress or, to the knowledge of the Seller, threatened or contemplated. The Seller has not been informed by any jurisdiction that the jurisdiction believes that the Seller was required to file any Tax Return that was not filed. The Seller has not (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney with any taxing authority.
          (c) None of the Acquired Assets or Assumed Liabilities includes an obligation to make any payment, nor any agreement that could obligate the Buyer to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).
          (d) None of the assets of the Seller (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.
          (e) The Seller is not a party to a lease that is treated as a “Section 467 rental agreement” within the meaning of Section 467(d) of the Code.

          (f) None of the Acquired Assets constitutes an interest in an entity that is characterized as a partnership for federal income Tax purposes.
          (g) Section 3.8(g) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Seller files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Seller’s nexus with such jurisdiction.
          (h) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Seller, other than with respect to Taxes not yet due and payable.
     3.9 Ownership and Condition of Acquired Assets. The Seller is the true and lawful owner, and has good, valid, marketable and insurable title to, all of the Acquired Assets, free and clear of all Security Interests. Upon the Closing, the Buyer will become the true and lawful owner of, and will receive good, valid, marketable and insurable title to, the Acquired Assets, free and clear of all Security Interests. The Acquired Assets are sufficient for the conduct of the Seller’s business as presently conducted and as presently proposed to be conducted and constitute all assets necessary for the continued operation of the Seller’s business by the Buyer, as presently conducted and as presently proposed to be conducted. Each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice and in accordance with terms and conditions of any applicable lease or other contract, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Section 3.9 of the Disclosure Schedule lists individually (x) all fixed assets (within the meaning of Tax Accounting) and (y) all tangible Acquired Assets with a book value greater than $2,500.
     3.10 Real Property. The Seller does not own, nor has it ever owned, any interest in real property. Section 3.10 of the Disclosure Schedule lists the term of the Lease, any extension and expansion options, and the rent payable thereunder. Except for the Lease, the Seller is not a party to any lease or sub-lease for real property. The Seller has delivered to the Buyer a complete and accurate copy of the Lease. The Lease is legal, valid, binding and enforceable and in full force and effect, is assignable by the Seller to the Buyer without the consent or approval of any party (except as set forth in Section 3.4 of the Disclosure Schedule) and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Neither the Seller nor, to the knowledge of the Seller, any other party to the Lease, is in breach or violation of, or default under, the Lease, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the knowledge of the Seller, any other party under the Lease. There are no disputes, oral agreements or forbearance programs in effect as to the Lease. The Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the subleasehold under the Lease. To the knowledge of the Seller, the facility subleased thereunder is supplied with utilities and other services adequate for the operation of such facility. The Seller is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to the Lease which would reasonably be expected to impair the current or planned uses thereof or the occupancy thereof by the Buyer following the Closing.
     3.11 Intellectual Property.
          (a) Seller Registrations. Section 3.11(a) of the Disclosure Schedule lists all Seller Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Seller Registrations to the Seller have been properly executed and recorded. All Seller Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Seller.
          (b) Prosecution Matters. There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the knowledge of the Seller threatened, with respect to any Patent Rights included in the Seller Registrations. The Seller has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Seller and has made no material misrepresentation in such applications. No circumstance exists that would preclude the Seller from having (or the Buyer from acquiring pursuant to this Agreement) good and valid title to the Seller Registrations, free and clear of all Security Interests, or affecting the patentability or enforceability of any Seller Registrations.
          (c) Ownership; Sufficiency. Each item of Seller Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was available to the Seller immediately prior to the Closing. The Seller is the sole and exclusive owner of all Seller Owned Intellectual Property, free and clear of all Security Interests. The Seller Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently and contemplated to be done in the future by the Seller, (ii) to Exploit the Internal Systems as they are currently used and contemplated to be used in the future by the Seller, and (iii) otherwise to conduct the Seller’s business in the manner currently conducted and contemplated to be conducted in the future by the Seller. All Customer Offerings and all Internal Systems of the Seller are listed and described in Section 3.11(c) of the Disclosure Schedule.
          (d) Protection Measures. The Seller has used its Reasonable Best Efforts to protect the proprietary nature of each item of Seller Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Seller has complied with all applicable contractual and legal requirements, and all of its written or published policies, pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Seller, threatened against the Seller. To the knowledge of the Seller, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Seller or (ii) breach of the Seller’s security procedures wherein confidential information has been disclosed to a third Person. The

Seller has actively policed the quality of all goods and services sold, distributed or marketed under each of its Trademarks and has enforced adequate quality control measures to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.
          (e) Infringement by Seller. None of the Customer Offerings, or the Exploitation thereof by the Seller or by any reseller, distributor, customer or user thereof, or any other activity of the Seller, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. None of the Internal Systems, or the Seller’s past, current or currently contemplated Exploitation thereof, or any other activity undertaken by them in connection with their respective businesses, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 3.11(e) of the Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Seller alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Seller from any reseller, distributor, customer, user or any other third party; and the Seller has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.
          (f) Infringement of Rights. To the knowledge of the Seller, no Person (including any current or former employee or consultant of Seller) is infringing, violating or misappropriating any of the Seller Intellectual Property. The Seller has provided to the Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Seller Owned Intellectual Property.
          (g) Outbound IP Agreements. Section 3.11(g) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Seller has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Seller Intellectual Property. The Seller has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights. The Seller is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.
          (h) Inbound IP Agreements. Section 3.11(h) of the Disclosure Schedule identifies (i) each item of Seller Licensed Intellectual Property and the license or agreement pursuant to which the Seller Exploits it (excluding currently-available, off the shelf software programs that are part of the Internal Systems and are licensed by the Seller pursuant to “shrink wrap” licenses, the total fees associated with which are less than $2,500) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Seller has obtained any joint or sole ownership interest in or to each item of Seller Owned Intellectual Property. No third party inventions, methods, services, materials, processes or Software are included in or required to Exploit the Customer Offerings or Internal Systems. None of the Customer Offerings or Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by the Seller from third parties other than pursuant to the license agreements listed in Section 3.11(h) of the Disclosure Schedule.
          (i) Source Code. The Seller has not licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, the Seller Source Code to any Person, and the Seller has taken all reasonable physical and electronic security measures to prevent disclosure of such Seller Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Seller Source Code by the Seller or escrow agent(s) or any other Person to any third party.
          (j) Authorship. All of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems have been designed, authored, tested and debugged by regular employees of the Seller within the scope of their employment or by independent contractors of the Seller who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Seller, waiving their non-assignable rights (including moral rights) in favor of the Seller and its permitted assigns and licensees, and have no residual claim to such materials.
          (k) Open Source Code. Section 3.11(k) of the Disclosure Schedule lists all Open Source Materials that the Seller has utilized in any way in the Exploitation of the Customer Offerings or Internal Systems and describes the manner in which such Open Source Materials have been utilized, including whether and how the Open Source Materials have been modified and/or distributed by the Seller. Except as described in Section 3.11(k) of the Disclosure Schedule, the Seller has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Seller; or (iii) used Open Source Materials that create, or purport to create, obligations for the Seller with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge).
          (l) Employee and Contractor Assignments. Each employee of the Seller and each independent contractor of the Seller has executed a valid and binding written agreement expressly assigning to the Seller all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Seller, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.
          (m) Quality. The Customer Offerings and the Internal Systems are free from significant defects in design, workmanship and materials and conform in all material respects to the written Documentation and specifications therefor. The Customer Offerings and the Internal

Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. The Seller has not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party.
          (n) Support and Funding. The Seller has neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith.
     3.12 Contracts.
          (a) Section 3.12 of the Disclosure Schedule lists all agreements (written or oral) to which the Seller is a party as of the date of this Agreement, arranged in the following categories:
               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties;
               (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services;
               (iii) any agreement in which the Seller has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or services;
               (iv) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;
               (v) any agreement (or group of related agreements) evidencing Seller Indebtedness;
               (vi) any agreement for the disposition of any significant portion of the assets or business of the Seller or any agreement for the acquisition of the assets or business of any other Person (other than purchases of supplies in the Ordinary Course of Business);
               (vii) any agreement concerning exclusivity or confidentiality;
               (viii) any employment or consulting agreement;
               (ix) any agreement involving any current or former officer, manager, director or member of the Seller or an Affiliate of the Seller or any of the foregoing Persons;

               (x) any agreement under which the consequences of a default or termination would reasonably be expected to have a Seller Material Adverse Effect;
               (xi) any agreement which contains any provisions requiring the Seller to indemnify any other Person;
               (xii) any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Seller or the Buyer or any of its subsidiaries as currently conducted and as currently proposed to be conducted;
               (xiii) any agreement under which the Seller is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;
               (xiv) any agreement which would entitle any third party to receive a license or any other right to intellectual property of the Buyer or any of the Buyer’s Affiliates following the Closing; and
               (xv) any other agreement of a type not described above.
          (b) The Seller has delivered to the Buyer a complete and accurate copy of each agreement listed or required to be listed in Section 3.11 or Section 3.12 of the Disclosure Schedule. With respect to each agreement so listed or required to be listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement is assignable by the Seller to the Buyer without the consent or approval of any party (except as set forth in Section 3.4 of the Disclosure Schedule) and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Seller nor, to the knowledge of the Seller, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the knowledge of the Seller, any other party under such agreement.
     3.13 Insurance. Section 3.13 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Seller is a party, all of which are in full force and effect. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Seller. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Seller is not liable for retroactive premiums or similar payments, and the Seller is otherwise in compliance with the terms of such policies. The Seller has no knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy is assignable by the Seller to the Buyer without the consent or approval of any party and will continue to be enforceable and in full force and effect immediately following such assignment in accordance with the terms thereof as in effect immediately prior to such assignment.
     3.14 Litigation. There is no Legal Proceeding pending or, to the knowledge of the Seller, threatened with respect to, against or affecting the Seller or any of the Seller’s rights, properties or assets, or any current or former officer, manager, director, employee, consultant, agent, member or stockholder of the Seller with respect to the Seller, or seeking to prevent or delay the transactions contemplated by this Agreement, and no notice of any such Legal Proceeding has been received by the Seller. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Entity, by arbitration or otherwise) against or involving the Seller or any of its rights, properties or assets.
     3.15 Warranties. Except as set forth in Section 3.15 of the Disclosure Schedule, no product or service manufactured, sold, leased, licensed or delivered by the Seller is subject to any guaranty, warranty, right of return, right of credit or other indemnity. The Seller has not incurred any expenses in fulfilling its obligations under any such guaranty, warranty, right of return and indemnity provisions.
     3.16 Employee Matters.
          (a) Section 3.16(a) of the Disclosure Schedule contains a list (by classification) of all employees and all independent contractors of the Seller, along with the position and the rate of compensation of each such Person. Each current or past employee or independent contractor of the Seller has entered into a confidentiality and assignment of inventions agreement with the Seller, copies of which have previously been delivered to the Buyer. Section 3.16(a) of the Disclosure Schedule contains a list of all employees and independent contractors of the Seller who are a party to a non-competition agreement with the Seller; copies of such agreements have previously been delivered to the Buyer. Except as provided in Section 3.16(a) of the Disclosure Schedule, each such agreement referenced in the two preceding sentences to which the Seller is a party is assignable by the Seller to the Buyer without the consent or approval of any party and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. All employees and independent contractors of the Seller are U.S. citizens or permanent residents. To the knowledge of the Seller, no employee or independent contractor has any plans to terminate his or her employment or other service providing relationship with the Seller (other than for the purpose of accepting employment or another service providing relationship with the Buyer at the Closing) or not to accept employment or another service providing relationship with the Buyer at the Closing. The Seller has complied with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such laws regarding employment discrimination, overtime, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, the collection and payment of withholding and/or employment taxes, and occupational safety and health requirements, and has complied with all employment agreements, and no claims, controversies, investigations or suits are pending or, to the Seller’s knowledge, threatened, with respect to such laws or agreements, either by private individuals or by Governmental Entities; and all employees are at-will. The Seller does not employ and has not employed any employees or independent contractors outside the United States.
          (b) The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Seller has no knowledge of any organizational effort made or threatened at any time by or on behalf of any labor union with respect to employees of the Seller.
          (c) The Seller neither maintains nor has maintained any Seller Plans. No one was promised or entitled to receive benefits that would have constituted a Seller Plan. The Seller neither has nor has ever had any ERISA Affiliates.
          (d) Section 3.16(d) of the Disclosure Schedule discloses each: (i) agreement with any equity owner, manager, director, officer or other employee or independent contractor of the Seller (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Seller of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such Person; (ii) agreement, plan or arrangement under which any Person may receive payments from the Seller that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such Person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Seller, including any equity compensation, severance benefit plan or Seller Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (whether taken alone or in combination with any other event) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.
          (e) Section 3.16(e) of the Disclosure Schedule sets forth the policy of the Seller with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of not more than five (5) business days prior to the Closing Date.
          (f) Each Seller Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1. No Seller Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No stock option or equity unit option granted under any Seller Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.
     3.17 Environmental Matters. The Seller has complied with all applicable Environmental Laws. There is no pending or, to the knowledge of the Seller, threatened Legal

Proceeding relating to any Environmental Law involving the Seller. The Seller has no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.
     3.18 Legal Compliance. The Seller is currently conducting, and has at all times conducted, its business in compliance in all material respects with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. The Seller has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.
     3.19 Customers and Suppliers. Section 3.19 of the Disclosure Schedule sets forth a list of (a) each customer of the Seller during the last full fiscal year and the subsequent interim period through the most recent calendar month ending immediately prior to the Closing Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier of any product or service to the Seller to which payments by the Seller exceeded $2,500 during the last full fiscal year or the subsequent interim period through the most recent calendar month ending immediately prior to the Closing Date and the amount of such payments. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or services or supplying products or services, as applicable, to the Seller. No unfilled customer order or commitment obligating the Seller to deliver products or perform services will result in a loss to the Seller upon completion of performance.
     3.20 Permits. Section 3.20 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Seller. Such listed Permits are the only Permits that are required for the Seller to conduct its business as presently conducted and as proposed to be conducted. Each such Permit is in full force and effect; the Seller is in compliance with the terms of each such Permit; and, to the knowledge of the Seller, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit is assignable by the Seller to the Buyer without the consent or approval of any party and will continue in full force and effect immediately following the Closing.
     3.21 Certain Business Relationships With Affiliates. No Affiliate of the Seller (a) owns any property or right, tangible or intangible, which is used or useful in the business of the Seller, (b) has any claim or cause of action against the Seller, or (c) owes any money to, or is owed any money by, the Seller. The Seller is not, and has not been, a party to any transactions with any of its Affiliates, except as described in Section 3.21 of the Disclosure Schedule.
     3.22 Brokers’ Fees. The Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except for fees payable to Next Level Ventures, LLC pursuant to the Consulting and Advisory Agreement dated as of September 28, 2010, as amended, a copy of which has been previously delivered to the Buyer.
     3.23 Books and Records; Bank Accounts. The minute books and other similar records of the Seller contain complete and accurate records of all actions taken at any meetings of the Seller’s members and managers or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Seller accurately reflect the assets, liabilities, business, financial condition and results of operations of the Seller and have been maintained in accordance with good business and bookkeeping practices. Section 3.23 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Seller and the names of Persons having signature authority with respect thereto or access thereto.
     3.24 Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Seller has disclosed to the Buyer all material information relating to the business of the Seller or the transactions contemplated by this Agreement.
     3.25 Unlawful Payments. Neither the Seller, nor any manager, director, officer, employee, member, stockholder, agent or representative of the Seller, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of what form, whether in money, property or services in violation of any law, including (a) to obtain favorable treatment for the Seller or to secure any contract, (b) to pay for favorable treatment for the Seller or for contracts secured, or (c) to obtain special concessions for the Seller or for special concessions already obtained.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer represents and warrants to the Seller that the statements contained in this Article IV are true and correct.
     4.1 Organization and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
     4.2 Authorization of the Transaction. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and the Ancillary Agreements to which the Buyer is a party have been duly and validly executed and delivered by the Buyer and constitute valid and binding obligations of the Buyer, enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.
     4.3 Noncontravention. Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements to which it is a party, nor the performance by the Buyer of its obligations hereunder or thereunder or the consummation by the Buyer of the transactions contemplated hereby or thereby, does or will (a) conflict with or violate any provision of the Buyer Charter Documents, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which has not had and would not reasonably be expected to have an adverse effect on the ability of the Buyer to perform its obligations under this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby or (ii) any notice, consent or waiver the absence of which has not had and would not reasonably be expected to have an adverse effect on the ability of the Buyer to perform its obligations under this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.
ARTICLE V
POST-CLOSING COVENANTS
     5.1 Proprietary Information. From and after the Closing, the Seller shall not disclose or make use of (except to pursue its rights under this Agreement or the Ancillary Agreements), and shall use its Reasonable Best Efforts to cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets, the Seller’s business or the Buyer or its business (including the financial information, technical information or data relating to the Seller’s products or services and names of customers of the Seller and the existence or terms of this Agreement or any Ancillary Agreement or any information regarding the negotiation hereof or thereof), as well as filings and testimony (if any) presented in the course of any arbitration of a Dispute pursuant to Section 6.3 and the arbitral award and the Arbitrator’s reasons therefor relating to the same), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Seller or an Affiliate thereof. The Seller shall enforce, for the benefit of the Buyer and its Affiliates, all confidentiality, invention assignments and similar agreements between the Seller and any other party relating to the Acquired Assets or the business of the Seller which are not Assigned Contracts.
     5.2 Solicitation and Hiring. For a period of three (3) years after the Closing Date, the Seller shall not, either directly or indirectly, (a) solicit for employment or hire any employees or independent contractors of the Buyer or any of its Affiliates (or any Person who, at any specified time, was an employee or independent contractor of the Buyer or any of its Affiliates within the twelve (12) month period preceding such specified time) or attempt to induce any such Person to terminate his or her employment or other service providing relationship with the Buyer or any such Affiliate or (b) solicit any customers or suppliers of the Buyer or any of its Affiliates in any manner that is competitive with the Buyer or any of its Affiliates (or their respective businesses) or attempt to induce any such customer or supplier to terminate its relationship with the Buyer or any such Affiliate. The Seller shall enforce, for the benefit of the Buyer and its Affiliates, all confidentiality, non-solicitation and non-hiring assignments and similar agreements between the Seller and any other party which are not Assigned Contracts. The Seller agrees that if the Seller violates the provisions of this Section 5.2, the Seller will continue to be held by the restrictions set forth in this Section 5.2 until an aggregate period equal to the period of restriction has expired without any violation.
     5.3 Non-Competition.
          (a) For a period of three (3) years after the Closing Date, the Seller shall not, either directly or indirectly engage anywhere in the world in the Restricted Business. The Seller shall enforce, for the benefit of the Buyer and its Affiliates, all non-competition and similar agreements between the Seller and any other party which are not Assigned Contracts.
          (b) The Seller acknowledges and agrees that the restrictions contained in this Section 5.3 are necessary for the protection of the business and goodwill of the Seller acquired by the Buyer hereunder and further acknowledges and agrees that the duration and geographic scope of the non-competition provision set forth in this Section 5.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Seller agrees that if the Seller violates the provisions of this Section 5.3, the Seller will continue to be held by the restrictions set forth in this Section 5.3 until an aggregate period equal to the period of restriction has expired without any violation.
          (c) The Seller shall, and shall use its Reasonable Best Efforts to cause its Affiliates to, refer to the Buyer all inquiries regarding the Acquired Assets or the business of the Seller acquired by the Buyer hereunder.
     5.4 Tax Matters.
          (a) All levies, assessments, personal property Taxes and similar ad valorem Taxes imposed on a period basis on or with respect to the Acquired Assets for a taxable period that begins on or before the Closing Date and ends after the Closing Date shall be apportioned between the Seller and the Buyer as of the Closing Date based on the number of calendar days of such taxable period included in the period ending on (and including) the Closing Date (the “Seller Obligation Period”), and the number of days of such taxable period after (and excluding)

the Closing Date (the “Buyer Obligation Period”). The Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Seller Obligation Period, and the Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Buyer Obligation Period.
          (b) The Seller shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement.
     5.5 Sharing of Data.
          (a) For a period of seven (7) years following the Closing Date, upon the request of either Party, the non-requesting Party shall afford to the requesting Party, in a manner that does not unreasonably interfere with the non-requesting Party’s business or operations, reasonable access to all Information that is in the non-requesting Party’s possession or control to the extent that any of such Information is needed by the requesting Party for the purpose of conducting the business of the requesting Party after the Closing and complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Party with custody of such materials shall not destroy any such Information retained by it without first providing the other Party with the opportunity to obtain or copy such Information at such other Party’s expense. Requests may be made under this Section 5.5(a) for financial reporting and accounting matters, preparing financial statements, preparing, reviewing and analyzing the Preliminary Closing Balance Sheet, the Final Closing Balance Sheet or the Allocation Schedule, resolving any differences between the Parties with respect to the Preliminary Closing Balance Sheet, the Final Closing Balance Sheet or the Allocation Schedule, preparing and filing any Tax Returns, prosecuting any claims for refunds, defending any Tax claims or assessments, preparing securities law or securities exchange filings, prosecuting, defending or settling any Legal Proceedings or insurance claims, performing obligations under this Agreement or any Ancillary Agreement and all other proper business purposes.
          (b) Promptly upon request by the Buyer made at any time following the Closing Date, the Seller shall authorize the release to the Buyer of all files pertaining to the Seller, the Acquired Assets or the business or operations of the Seller held by any federal, state, county or local authorities, agencies or instrumentalities.
     5.6 Use of Name. After the Closing Date, the Seller shall not use, and shall not permit any Affiliate to use, the name “BANTAM”, “BANTAM NETWORKS” or “BANTAM LIVE” or any other Trademark included in the Acquired Assets or any name reasonably similar to any of the foregoing. As promptly as practicable (and in any event within five (5) days) after the Closing Date, the Seller shall file the Certificate of Amendment with the Secretary of State of the State of Delaware.
     5.7 Cooperation in Litigation. From and after the Closing Date, each Party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the business of the Seller or the Buyer prior to or after the Closing Date

(other than litigation or any arbitration proceeding between the Parties and/or their Affiliates arising out the transactions contemplated by this Agreement). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents, for their time spent in such cooperation.
     5.8 Collection of Accounts Receivable. The Seller agrees that it shall forward to the Buyer promptly (and in any event within thirty (30) days after the end of each calendar month) any monies, checks or instruments received by the Seller after the Closing Date in respect of any Acquired Asset. The Seller shall provide to the Buyer such reasonable assistance as the Buyer may request with respect to the collection of any accounts receivable included in the Acquired Assets. The Seller hereby grants to the Buyer a power of attorney to endorse and cash any checks or instruments payable or endorsed to the Seller or its order which are received by the Buyer and which relate to any Acquired Asset.
     5.9 Employees. Effective as of the Closing, the Seller hereby terminates the employment (or other service providing relationship) of each Person identified in Section 5.9 of the Disclosure Schedule. The Seller hereby consents to the hiring of any such Persons by the Buyer and waives, with respect to the employment or other engagement by the Buyer of such Persons, any claims or rights the Seller may have against the Buyer or any such Person under any non-competition, confidentiality or employment agreement or otherwise as a result of such employment or engagement by the Buyer.
     5.10 Transition Assistance. Without payment of any further consideration other than the consideration expressly set forth in this Agreement, the Seller shall provide to the Buyer and its Affiliates such assistance as the Buyer shall reasonably request in order to effect the transition of the Seller’s business and the transfer of the Acquired Assets to the Buyer at times and on a schedule as may be mutually agreed in writing by the Parties from time to time. In addition, the Seller shall assist the Buyer in connection with the Buyer’s preparation and audit of any financial statements of the Seller or the Buyer that the Buyer determines, in its sole discretion, are required or advisable under applicable laws (including applicable securities laws and regulations) in connection with the Buyer’s acquisition of the Seller’s business hereunder (the “Financial Statement Assistance”). As part of the Financial Statement Assistance (and without limiting the generality of the foregoing), the Seller shall (a) cause its accountants to be available to the Buyer (upon reasonable prior notice and at mutually agreeable times and at no cost to the Buyer) to respond to questions and information requests, and participate in interview sessions, to the extent reasonably necessary in connection with the Buyer’s preparation and audit of any such financial statements and (b) cause its manager, officers and other agents to execute and deliver any and all management representation letters and other certificates as may reasonably be requested by the Buyer or its accountants in connection with the preparation and/or audit of any such financial statements. Except for the Seller’s costs of fulfilling its obligations under the foregoing clause (a) in an amount up to $3,000 (which shall be the Seller’s responsibility), the Buyer shall be responsible for the costs of preparing and auditing any such financial statements.

     5.11 Maintenance of Company Existence; Restriction on Dividends and Distributions.
          (a) Until the final determination of the Final Closing Balance Sheet in accordance with Section 2.5(b) and the payment of any adjustment to the Purchase Price contemplated thereby, the Seller shall maintain its company existence and shall reserve and maintain in its bank accounts a minimum of Two Hundred Fifty Thousand Dollars ($250,000.00) in immediately available funds against any potential adjustment potentially arising therefrom.
          (b) The Seller acknowledges and agrees that, as of immediately prior to the Closing, an aggregate of one hundred fifty thousand (150,000) Non-Voting Common Units of the Seller shall be become vested pursuant to the Award Agreements governing the grant of such Units to the holders thereof, such that the holders thereof shall be entitled to a portion of the Purchase Price in respect of such Units to the extent otherwise provided in such Award Agreements and the Seller Charter Documents.
     5.12 Enforcement of Insurance Claims. The Seller hereby assigns to the Buyer the right to pursue and enforce, and hereby irrevocably appoints the Buyer as its true and lawful attorney in fact with full power in the name of and on behalf of the Seller for the purpose of pursuing and enforcing, any and all rights of the Seller under any insurance policies of the Seller which are not assigned to the Buyer pursuant to this Agreement with respect to any occurrence, claim or loss (including any product liability claim) which is the subject of an indemnity obligation by the Seller to the Buyer under Article VI; provided that the Buyer may not exercise such right or power unless the Seller fails to promptly and expeditiously pursue and enforce its rights under its insurance policies with respect to such occurrence, claim or loss. The power of attorney conferred upon the Buyer by the Seller pursuant to this Section 5.12 is an agency coupled with an interest and all authority conferred hereby shall be irrevocable, and shall not be terminated by the dissolution or the liquidation of the Seller or any other act of the Seller. Within ten (10) business days after the Closing Date, the Seller shall deliver to the Buyer endorsements to each certificate of insurance naming the Buyer as an additional named insured under each insurance policy of the Seller.
ARTICLE VI
INDEMNIFICATION
     6.1 Indemnification by the Seller. The Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:
          (a) any breach of any representation or warranty of the Seller contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement;
          (b) any failure to perform any covenant or agreement of the Seller contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement;
          (c) any Retained Liabilities; or

          (d) the failure of the Buyer and the Seller, in connection with the sale of the Acquired Assets by the Seller to the Buyer pursuant to this Agreement, to comply with, and obtain for the Buyer the benefits afforded by compliance with, any applicable bulk transfers laws.
     6.2 Indemnification by the Buyer. The Buyer shall indemnify the Seller in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Seller resulting from, relating to or constituting:
          (a) any breach of any representation or warranty of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement;
          (b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement; or
          (c) any Assumed Liabilities.
     6.3 Indemnification Claims.
          (a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within twenty (20) days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, pursuant to its written Response to the Indemnified Party, either deny liability for the Third Party Action, specifying in reasonable detail the basis for such denial, or assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability, to which any Governmental Entity is a party or in which equitable or other non-monetary relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense with counsel reasonably satisfactory to the Indemnifying Party (it being agreed that, if the Buyer is the Indemnified Party, Wilmer Cutler Pickering Hale and Dorr LLP is hereby deemed reasonably satisfactory for such purposes). The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-

controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available to the Indemnified Party with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, unless such settlement (A) is a monetary settlement payable in its entirety by the Indemnifying Party, (B) includes an unconditional release of the Indemnified Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such Third Party Action, (C) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party or any of its Affiliates and (D) does not impose any equitable or other non-monetary relief on the Indemnified Party or any of its Affiliates or otherwise affect, restrain or interfere with the business or operations of the Indemnified Party or any of its Affiliates. Subject to Section 6.3(f), the Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.
          (b) In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.
          (c) Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three (3) business days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the Buyer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three (3) business days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Buyer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.
          (d) During the thirty (30) day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such thirty (30) day period, each of the Indemnifying Party and the Indemnified Party shall have the right unilaterally to submit the Dispute to binding arbitration within fifteen (15) business days following the expiration of such thirty (30) day period, and if the Dispute is so submitted to arbitration, then the provisions of Section 6.3(e) shall become effective with respect to such Dispute. If such Dispute is not so submitted to arbitration during such fifteen (15) business day period, such Dispute shall be resolved in a state or federal court sitting in Boston, Massachusetts, in accordance with Section 7.12. If the Indemnified Party is the Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be disbursed to the Buyer (which notice shall be consistent with the terms of the resolution of the Dispute).
          (e) If, as set forth in Section 6.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by the Arbitrator in accordance with the Expedited Procedures of the Commercial Rules in effect from time to time and the following provisions.
               (i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.
               (ii) The parties shall commence the arbitration by jointly filing a written submission with the Boston, Massachusetts office of the AAA in accordance with Commercial Rule 5 (or any successor provision).
               (iii) No depositions or other discovery shall be conducted in connection with the arbitration.
               (iv) Not later than thirty (30) days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon (including with interest) may be entered and enforced in any court of competent jurisdiction (subject to Section 7.12), provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.
               (v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement,

including the provisions of this Section 6.3(e), or (y) address or resolve any issue not submitted by the parties.
               (vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.
          (f) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, following at least five (5) business days’ prior notice to the Indemnifying Party , (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).
          (g) If a Party is entitled to bring a claim for indemnification under more than one provision of Section 6.1 or Section 6.2, as the case may be, such Party may choose in its sole and absolute discretion the provision or provisions under which it seeks indemnification.
     6.4 Survival of Representations and Warranties. All representations and warranties of the Seller and all representations and warranties of the Buyer set forth in this Agreement shall survive the Closing and expire on the date that is eighteen (18) months after the Closing Date, except that the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing and expire upon the expiration of the longest statute of limitations applicable to the matters referred to therein (or if there is no applicable statute of limitations, indefinitely). If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice. If the Legal Proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and all or a portion of the Escrow Fund has been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the

Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained Escrow Fund (or portion thereof) to the Seller in accordance with the terms of the Escrow Agreement. The rights to indemnification set forth in this Article VI shall not be affected by any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder.
     6.5 Limitations.
          (a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Seller for Damages under Section 6.1(a) for breaches of Seller Fundamental Representations and all of its other representations and warranties set forth in this Agreement shall be limited to the Upper Cap, (ii) the aggregate liability of the Seller for Damages under Section 6.1(a) for breaches of its representations and warranties set forth in this Agreement (other than Seller Fundamental Representations) shall be limited to the Lower Cap, and (iii) except in cases of breaches of the Seller Fundamental Representations, the Seller shall not be liable under Section 6.1(a) for breaches of Seller’s representations and warranties set forth in this Agreement until the aggregate amount of Damages for which it would otherwise be liable under Article VI exceeds the Basket Amount (at which point the Seller shall become liable for the aggregate amount of all Damages under Article VI from the first dollar); provided that the limitations set forth in this Section 6.5(a) shall not apply in cases of fraud or willful breach by the Seller. For purposes solely of this Article VI, all representations and warranties of the Seller in Article III (other than Sections 3.6 and 3.24) shall be construed as if the term “material” (and variations thereof) and any reference to “Seller Material Adverse Effect” were omitted from such representations and warranties for purposes of determining the amount of Damages attributable to any breach thereof. Notwithstanding anything to the contrary contained in this Agreement or otherwise, in no event shall the Seller be liable to the Buyer or any other person or entity in connection with this Agreement for any special, consequential, incidental or reliance damages (or any loss of revenue, profits or data), however caused, whether for breach of contract, negligence or under any other legal theory, whether foreseeable or not and whether or not the other party has been advised of the possibility of such damage, and notwithstanding the failure of essential purpose of any limited remedy, except in each case to the extent the Buyer is or becomes liable for any such damages to a third party in connection with a Third Party Action. The Buyer agrees that these limitations of liability are agreed allocations of risk.
          (b) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer for Damages under Section 6.2(a) for breaches of Buyer Fundamental Representations and all of its other representations and warranties set forth in this Agreement shall be limited to the Upper Cap, (ii) the aggregate liability of the Buyer for Damages under Section 6.2(a) for breaches of its representations and warranties set forth in this Agreement (other than Buyer Fundamental Representations) shall be limited to the Lower Cap, and (iii) except in cases of breaches of the Buyer Fundamental Representations, the Buyer shall not be liable under Section 6.2(a) for breaches of Buyer’s representations and warranties set forth in this Agreement until the aggregate amount of Damages for which it would otherwise be liable under Article VI exceeds the Basket Amount (at which point the Buyer shall become liable for the aggregate amount of all Damages under Article VI from the first dollar); provided that the limitations set forth in this Section 6.5(b) shall not apply in cases of fraud or willful breach by the Buyer. For purposes solely of this Article VI, all representations and warranties of the Buyer in Article IV shall be construed as if the term “material” (and variations thereof) were omitted from such representations and warranties for purposes of determining the amount of Damages attributable to any breach thereof. Notwithstanding anything to the contrary contained in this Agreement or otherwise, in no event shall the Buyer be liable to the Seller or any other person or entity in connection with this Agreement for any special, consequential, incidental or reliance damages (or any loss of revenue, profits or data), however caused, whether for breach of contract, negligence or under any other legal theory, whether foreseeable or not and whether or not the other party has been advised of the possibility of such damage, and notwithstanding the failure of essential purpose of any limited remedy, except in each case to the extent the Seller is or becomes liable for any such damages to a third party in connection with a Third Party Action. The Seller agrees that these limitations of liability are agreed allocations of risk.
          (c) The Escrow Agreement is intended to secure the indemnification obligations of the Seller under this Agreement. However, the rights of the Buyer under this Article VI shall not be limited to the Escrow Fund nor shall the Escrow Agreement be the exclusive means for the Buyer to enforce such rights; provided that the Buyer shall not attempt to collect any Damages directly from the Seller unless there are no remaining funds held in escrow pursuant to the Escrow Agreement.
          (d) Except with respect to claims based on fraud or willful breach, the rights of the Indemnified Parties under this Article VI, Section 7.13 and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.
          (e) The Seller shall not be entitled to indemnification under this Article VI (and the Buyer shall have no liability to the Seller under this Article VI or otherwise) for any matter with respect to which the Buyer has been finally determined to be entitled to indemnification under this Article VI (disregarding the effect of any limitations as to time, survival periods, deductibles, thresholds, caps, knowledge, materiality qualifiers or other limitations), and the Seller’s claim for indemnification shall be suspended by the Parties pending the final resolution of the Buyer’s corresponding claim for indemnification.
          (f) The Damages for which an Indemnified Party is entitled to be indemnified hereunder shall be reduced by the amount of any insurance proceeds such Indemnified Party actually recovers with respect to such Damages.
     6.6 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VI or pursuant to the Escrow Agreement shall be treated as an adjustment to the Purchase Price for tax purposes.

ARTICLE VII
MISCELLANEOUS
     7.1 Press Releases and Announcements. The Buyer may issue a press release announcing the execution and closing of the transactions contemplated by this Agreement, provided that the Buyer shall furnish a copy of such press release or other public announcement to the Seller not less than twenty-four (24) hours prior to issuing such press release. Except as provided in the foregoing sentence, neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law, including any applicable federal or state securities laws or regulations (in which event the non-disclosing Party shall be given an opportunity to review in advance and request reasonable modifications to the proposed disclosure); and provided further that the Buyer shall have the right to include disclosure of this Agreement (and the subject matter hereof) in its filings with the Securities and Exchange Commission without the consent of the Seller to the extent the Buyer in its sole discretion determines that such disclosure is appropriate or advisable in accordance with applicable laws.
     7.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     7.3 Entire Agreement. This Agreement (including the agreements, documents and instruments referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof (including the Mutual Non-Disclosure Agreement dated July 28, 2010 between the Buyer and the Seller).
     7.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided that the Buyer may assign some or all of its rights, interests and/or obligations hereunder to one or more Affiliates of the Buyer, provided that the Buyer shall remain primarily obligated for the performance of any such assigned obligations. Any attempted assignment in contravention of this provision shall be void.
     7.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.
     7.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Seller:	Copy to:

Bantam Networks, LLC	Pabian & Russell, LLC
79 Reade Street, Apt. 2A	265 Franklin Street, 6th Floor
New York, New York 10007	Boston, Massachusetts 02110
Facsimile: (646) 390-5046	Facsimile: (617) 951-9929
Attention: Manager	Attention: Ethan M. Flaherty, Esq.

If to the Buyer:	Copy to:

Constant Contact, Inc.	Wilmer Cutler Pickering Hale and Dorr LLP
1601 Trapelo Road	60 State Street
Waltham, Massachusetts 02451	Boston, Massachusetts 02109
Facsimile: (781) 472-8101	Facsimile: (617) 526-5000
Attention: General Counsel	Attention: Philip P. Rossetti, Esq.
     Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
     7.8 Governing Law. Except to the extent otherwise provided in the Escrow Agreement, this Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts; provided, however, that notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that this Agreement evidences a transaction involving interstate commerce and that the United States Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern the interpretation, validity, and enforcement of Section 2.5(b), Section 6.3(d) and Section 6.3(e) and any proceedings pursuant to such Sections.

     7.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
     7.11 Expenses. Except as set forth in Section 2.5, Article VI and the Escrow Agreement, each Party shall bear its own Transaction Expenses.
     7.12 Submission to Jurisdiction. Except as set forth in the Escrow Agreement, each Party (a) submits to the jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 7.7, provided that nothing in this Section 7.12 shall affect the right of either Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.
     7.13 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement (including Sections 5.1, 5.2 and 5.3) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Notwithstanding the foregoing, the Parties agree that if a Dispute is submitted to arbitration in accordance with Section 6.3(d) and Section 6.3(e), then the foregoing provisions of this Section 7.13 shall not apply to such Dispute, and the provisions of Section 6.3(d) and Section 6.3(e) shall govern availability of injunctive relief, specific performance or other equitable relief with respect to such Dispute.
     7.14 Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations expressly specified in this Agreement to be performed by such Affiliates.
     7.15 Construction.
          (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.
          (b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
          (c) Any reference herein to “including” shall be interpreted as “including without limitation”.
          (d) Any reference herein to the Seller shall be deemed to include the Seller’s predecessors and other Persons for whose conduct the Seller is or may be responsible, unless the context clearly indicates otherwise.
          (e) Unless otherwise expressly provided herein, wherever the consent of a Party is required or permitted herein, such consent may be withheld in such Party’s sole and absolute discretion.
          (f) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.
[Remainder of Page Left Blank Intentionally; Signature Page Follows.]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CONSTANT CONTACT, INC.

By:	/s/ Gail F. Goodman

Name:	Gail F. Goodman
Title:	CEO

BANTAM NETWORKS, LLC

By:	/s/ John Rourke

Name:	John Rourke
Title:	Manager
[Signature Page to Asset Purchase Agreement]

EXECUTION VERSION
Exhibit A
ESCROW AGREEMENT
     This Escrow Agreement (this “Agreement”) is entered into as of February 15, 2011, by and among Constant Contact, Inc., a Delaware corporation (the “Buyer”), Bantam Networks, LLC, a Delaware limited liability company (the “Seller”), and The Bank of New York Mellon (the “Escrow Agent”).
     WHEREAS, the Buyer and the Seller have entered into an Asset Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Buyer is acquiring substantially all of the assets of the Seller;
     WHEREAS, the Purchase Agreement provides that an escrow fund will be established to secure the indemnification obligations of the Seller under the Purchase Agreement to the Buyer; and
     WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow fund will be established and maintained;
     NOW, THEREFORE, the parties hereto hereby agree as follows:
          1. Appointment of the Escrow Agent. The Buyer and the Seller hereby appoint the Escrow Agent to serve as escrow agent, and the Escrow Agent hereby accepts that appointment and agrees to hold and dispose of and/or release the Escrow Fund in accordance with the terms and conditions of this Agreement.
          2. Escrow and Indemnification.
               (a) Escrow Fund. Simultaneously with the execution of this Agreement, the sum of One Million Eight Hundred Thousand Dollars ($1,800,000.00) shall be deposited with the Escrow Agent by the Buyer, by wire transfer, pursuant to the Purchase Agreement. The Escrow Agent shall promptly notify the Buyer and the Seller upon receipt of such sum. Such sum, as it may from time to time be increased as a result of any income earned thereon and decreased as a result of disbursements therefrom pursuant to this Agreement, is referred to herein as the “Escrow Fund.” The Escrow Fund shall be held as a trust fund and other than as set forth in Section 6(f) hereof shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Fund shall be invested in accordance with Section 4 below. The Escrow Agent agrees to hold the Escrow Fund in an escrow account subject to the terms and conditions of this Agreement.
               (b) Indemnification. The Seller has agreed in Article VI of the Purchase Agreement to indemnify and hold harmless the Buyer from and against specified Damages (as defined in the Purchase Agreement) incurred or suffered by the Buyer or any Affiliate thereof. The Escrow Fund shall be security for such indemnity obligation of the Seller, subject to the limitations, and in the manner provided, in this Agreement.

               (c) Transferability. The interests of the Seller in the Escrow Fund shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Buyer, and no such assignment or transfer shall be valid until such notice is given.
          3. Disbursement of Escrow Fund.
               (a) Disbursement by Escrow Agent. The Escrow Agent shall disburse the Escrow Fund only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both the Buyer and the Seller and that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund, except as provided in Section 3(b) below to the extent that there are then no outstanding claims against the Escrow Fund (and if so, any excess amount not subject to a claim), (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Buyer or the Seller, that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund, or (iii) the provisions of Section 3(b) hereof.
               (b) Disbursement Following Termination Date. Within five (5) business days after August 15, 2012 (the “Termination Date”), the Escrow Agent shall distribute to the Seller all of the Escrow Fund then held in escrow in accordance with Section 3(c) below. Notwithstanding the foregoing, if the Buyer has previously delivered to the Escrow Agent a copy of a Claim Notice (as defined in the Purchase Agreement) and the Escrow Agent has not received written notice of the resolution of the claim covered thereby, or if the Buyer has previously delivered to the Escrow Agent a copy of an Expected Claim Notice (as defined in the Purchase Agreement) and the Escrow Agent has not received written notice of the resolution of the anticipated claim covered thereby, the Escrow Agent shall retain in escrow after the Termination Date an amount equal to the amount of Damages specified in such Claim Notice or equal to the estimated amount of Damages set forth in such Expected Claim Notice, as the case may be. Any funds so retained in escrow shall be disbursed only in accordance with the terms of clauses (i) or (ii) of Section 3(a) hereof.
               (c) Method of Disbursement. Distributions to the Seller shall be made in accordance with wire transfer instructions to be provided by the Seller to the Escrow Agent not less than two (2) business days prior to the date of any payment.
          4. Investment of Escrow Fund.
               (a) Permitted Investments. Any monies held in the Escrow Fund shall be invested by the Escrow Agent, to the extent permitted by law and as directed in writing by the Seller, in money market funds invested exclusively in obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof. The Escrow Agent shall have no liability for any investment losses for any investment made in accordance with this Section 4(a) or including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder (except for those losses arising out of the Escrow Agent’s gross negligence or willful misconduct). Absent written investment instructions from the Seller, the Escrow Agent shall have no duty to invest the Escrow Fund (or any portion thereof). Any and all interest on and income from investments shall be retained and deemed a part of the Escrow Fund for all purposes hereunder until paid out in accordance with the terms of this Agreement.
               (b) Tax Reporting. All interest and other income earned from the investment of the Escrow Fund shall be allocated to and reported by the Buyer for tax purposes. The Buyer agrees to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in the case of non-U.S. persons) to the Escrow Agent prior to the date on which any income earned on the investment of the Escrow Fund is credited to such Escrow Fund. The Buyer understands that, in the event its tax identification number is not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Fund.
          5. Fees and Expenses. The Buyer shall pay the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder, which fees are set forth on Attachment A hereto, and (b) reimburse the Escrow Agent for its reasonable and documented expenses (including reasonable and documented outside attorney’s fees and expenses (but excluding in-house attorney’s fees and expenses)) incurred in connection with the performance of its duties under this Agreement, except to the extent such expenses are incurred in connection with the Escrow Agent’s willful misconduct or gross negligence.
          6. Concerning the Escrow Account.
               (a) The Escrow Agent hereby accepts the agency established by this Agreement and shall perform the same upon the terms and conditions herein set forth, by all of which the Buyer and Seller shall be bound. The duties of the Escrow Agent hereunder shall be purely ministerial. The Escrow Agent shall not have any duties or responsibilities except those expressly set forth herein, and no implied or inferred covenants or obligations shall be read into this Agreement against the Escrow Agent, whose duties and obligations shall be determined solely by the express provisions hereof. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement, including, but not limited to, the Purchase Agreement, between or among the Buyer or the Seller, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement). The Escrow Agent shall not be required to inquire as to the performance or observation of any obligation, term or condition under any agreement or arrangement by the Buyer or the Seller. The permissive rights of the Escrow Agent hereunder shall not be construed as duties. Unless the Escrow Agent has actual knowledge to the contrary, the Escrow Agent may assume that any person purporting to give it any notice on behalf of any party hereto in accordance with the provisions of this Agreement has been duly authorized to do so.
               (b) Except as expressly provided herein, the Escrow Agent shall not be deemed to make any representations or warranties as to the Escrow Fund.
               (c) The Escrow Agent shall not (i) be liable for any action taken or suffered or omitted to be taken by it in good faith in the belief that any documents or any signatures are genuine or properly authorized, (ii) be responsible for any failure on the part of the

Buyer, the Seller or any predecessor Escrow Agent to comply with any of its representations, warranties, covenants or agreements contained in this Agreement, or (iii) be liable for any act or omission in connection with this Agreement, except in each case for its own gross negligence, bad faith or willful misconduct. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent shall not be liable to anyone except for its gross negligence, bad faith or willful misconduct. In no event shall the Escrow Agent be liable for special, indirect, incidental, punitive or consequential damages of any kind even if the Escrow Agent has been warned of the possibility thereof beforehand. The Escrow Agent is hereby irrevocably authorized to, and shall, (A) act in accordance with this Agreement, and (B) make the releases and deliveries as provided in this Agreement. Subject to the foregoing, the Escrow Agent hereby is authorized to accept and act in accordance with joint written instructions with respect to the performance of its duties hereunder from the Buyer and the Seller, and the Escrow Agent shall not be liable for any action taken or suffered or omitted to be taken by it in good faith in accordance with the joint written instructions of the Buyer and the Seller, except for its own gross negligence, bad faith or willful misconduct.
               (d) The Escrow Agent may execute and exercise any of the rights and powers hereby vested in it or perform any duty hereunder either itself or by or through its officers, agents or employees, and the Escrow Agent shall not be answerable or accountable for any action taken, default, neglect or misconduct of any such officer, agent or employee, except for the gross negligence, bad faith or willful misconduct of it and its officers, agents and employees. The Escrow Agent shall promptly notify the Buyer and the Seller of any claim made or action, suit or proceeding instituted against it arising out of or in connection with this Agreement.
               (e) The Buyer and the Seller from time to time shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may be reasonably required by the Escrow Agent in order to enable it to carry out or perform its duties under this Agreement.
               (f) The Buyer and the Seller jointly and severally agree to reimburse the Escrow Agent for the reasonable expenses incurred by the Escrow Agent hereunder and further jointly and severally agree to indemnify the Escrow Agent for any and all losses, claims, liabilities, damages, judgments and other costs and expenses and for anything done, suffered or omitted by the Escrow Agent in the execution of its duties and powers hereunder, including, but not limited to, reasonable attorneys’ fees and disbursements paid by the Escrow Agent to retained attorneys in connection with this Agreement, except as a result of the Escrow Agent’s gross negligence, bad faith or willful misconduct. This Section 6(f) shall survive termination of this Agreement and/or the resignation or removal of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of the commencement of any claim against the Escrow Agent with respect to which the Escrow Agent demands indemnification under this Agreement, the Escrow Agent shall promptly notify the Buyer and the Seller of the commencement of such claim. The Escrow Agent shall have a lien upon the Escrow Fund held in the Escrow Account for any costs, expenses, fees or indemnification obligations that may arise under this Agreement that are not timely paid in full to the Escrow Agent (“Owed Amounts”). The Escrow Agent shall be entitled to debit and retain that portion of the Escrow Fund equal to such Owed Amounts, until all such Owed Amounts have been paid in full.
               (g) The Escrow Agent shall not be responsible in any manner for the validity or sufficiency of this Agreement or of any property delivered hereunder, or for the value or collectability of any note, check or other instrument, if any, so delivered, or for any representations made or obligations assumed by any party other than the Escrow Agent. Nothing herein contained shall be deemed to obligate the Escrow Agent to deliver any cash, instruments, documents or any other property referred to herein, unless the same shall have first been received by the Escrow Agent pursuant to this Agreement. The Escrow Agent may request that the Buyer and the Seller deliver a certificate setting forth the names of individuals and or titles of officers authorized at such time to take specific actions pursuant to this Agreement and shall be entitled to rely on such certificate until a new certificate is delivered to the Escrow Agent. The Escrow Agent shall never be required to use or advance its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder. The Escrow Agent shall not be obligated to take any action which in its reasonable judgment would involve it in expense or liability unless it has been furnished with an indemnity or other security reasonably satisfactory to it.
               (h) The parties hereto agree that should any dispute arise with respect to the payment, ownership or right of possession of the Escrow Fund, or the Escrow Agent is uncertain as to its rights or duties hereunder, the Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, except for its willful misconduct or gross negligence, all or any part of the Escrow Fund until such dispute or uncertainty shall have been settled either (i) by mutual agreement by the parties concerned and a notice executed by the parties to the dispute shall have been delivered setting forth the resolution of the dispute, or (ii) by the final order, decree or judgment of a court or other tribunal of competent jurisdiction in the United States of America. The Escrow Agent shall be under no duty whatsoever to institute, defend, or partake in such proceedings; provided, however, the Escrow Agent may, in its sole discretion, commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion necessary. The costs and expenses, including fees and expenses of Escrow Agent’s counsel, incurred in connection with any such proceeding shall be paid jointly and severally by the Buyer and the Seller.
               (i) Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Buyer, the Seller or any other person.
               (j) Notwithstanding anything in this Agreement that may be to the contrary: (i) if the Escrow Agent shall receive notice advising that litigation in connection with the Escrow Fund, the Purchase Agreement or this Agreement has been commenced, the Escrow Agent may deposit the Escrow Fund with the Clerk of the Court in which such litigation is pending; or (ii) the Escrow Agent may deposit the Escrow Fund in a court of competent jurisdiction and commence an action for interpleader, the costs thereof to be borne jointly and severally by the Buyer and the Seller. Upon the occurrence of any of the foregoing events set forth in the preceding sentence, the Escrow Agent shall be automatically released of and from all liability hereunder.

               (k) The Escrow Agent shall have the right to request and receive such written certifications or instructions from either the Buyer or the Seller as it reasonably deems necessary or appropriate before taking any action hereunder.
               (l) The Escrow Agent shall not incur any liability for not performing (or for delays in performing) any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, strikes, lockouts riots, terrorist attacks, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).
          7. Termination. This Agreement shall terminate upon the disbursement by the Escrow Agent of all of the Escrow Fund in accordance with this Agreement; provided that the provisions of Sections 6 and 7 shall survive such termination.
          8. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Agreement, not less than 60 days’ prior to the date when such resignation shall take effect. The Buyer and the Seller shall appoint a successor Escrow Agent. If, within such notice period, the Buyer and the Seller shall provide to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent, and directions for the transfer of any Escrow Fund then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Fund to such designated successor. If no successor Escrow Agent is named as provided in this Section 8 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may, at the expense of the Buyer, apply to a court of competent jurisdiction for appointment of a successor Escrow Agent. After such a new escrow agent shall accept such appointment in writing, such new escrow agent shall be vested with the same powers, rights, property, duties and responsibilities as if it had been originally named herein as Escrow Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done and shall be legally and validly executed and delivered by the resigning Escrow Agent.
          9. General.
               (a) Entire Agreement. Except for those provisions of the Purchase Agreement referenced herein, this Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.
               (b) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.
               (c) Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.
               (d) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
               (e) Notices. All notices, instructions and other communications hereunder shall be in writing. Any notice, instruction or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, and if sent via facsimile or email, upon receipt by the sending party of confirmation of receipt from the receiving party, in each case to the intended recipient as set forth below:

If to the Seller:	Copy to (which shall not constitute notice):

Bantam Networks, LLC	Pabian & Russell, LLC
79 Reade Street, Apt. 2A	265 Franklin Street, 6th Floor
New York, New York 10007	Boston, Massachusetts 02110
Facsimile: (646) 390-5046	Facsimile: (617) 951-9929
Attention: Manager	Attention: Ethan M. Flaherty, Esq.

If to the Buyer:	Copy to (which shall not constitute notice):

Constant Contact, Inc.	Wilmer Cutler Pickering Hale and Dorr LLP
1601 Trapelo Road	60 State Street
Waltham, Massachusetts 02451	Boston, Massachusetts 02109
Telephone: (781) 472-8100	Telephone: (617) 526-6000
Facsimile: (781) 472-8101	Facsimile: (617) 526-5000
Email: rnault@constantcontact.com	Email: philip.rossetti@wilmerhale.com
Attention: General Counsel	Attention: Philip P. Rossetti, Esq.

If to the Escrow Agent:

The Bank of New York Mellon
Corporate Trust — Escrow
101 Barclay Street, 8W
New York, NY 10286
Telephone: (212) 815-3229
Facsimile: (212) 815-5875
Email: Filippo.Triolo@bnymellon.com
Attention: Filippo Triolo
Any party may give any notice, instruction or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, instruction or other communication shall be deemed to have been duly given unless and until it actually is received by the party to whom it is intended. Any party may change the address to which notices, instructions, or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section. The parties hereto authorize the Escrow Agent to rely upon and comply with instructions or directions sent via unsecured facsimile or email transmission and Escrow Agent shall not be liable for any loss, liability or expense of any kind incurred by the Trust or the Trustees due to the Escrow Agent’s reliance upon and compliance with instructions or directions given by unsecured facsimile or email transmission, provided, however, that such losses have not arisen from the gross negligence or willful misconduct of the Escrow Agent, it being understood that the failure of the Escrow Agent to verify or confirm that the person providing the instructions or directions, is, in fact, an authorized person does not constitute gross negligence or willful misconduct.
               (f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.
               (g) Amendments and Waivers. This Agreement may be amended only with the written consent of the Buyer, the Escrow Agent and the Seller. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any condition, default or breach of covenant hereunder shall be deemed to extend to any prior or subsequent condition, default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
               (h) Submission to Jurisdiction. Each of the parties hereto (i) submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) waives any claim of inconvenient forum or other challenge to venue in such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (v) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 9(e), provided that nothing in this Section 9(h) shall affect the right of any party to serve such summons, complaint or other initial pleading in any other manner permitted by law.
               (i) Successor Escrow Agent. Notwithstanding any other provision contained herein, if the Escrow Agent consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent hereunder.
               (j) USA Patriot Act. The parties hereto acknowledge that, in accordance with Section 326 of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended, modified or supplemented from time to time, the “USA Patriot

Act”), the Escrow Agent, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that opens an account. The parties to this Agreement agree that they will provide the Escrow Agent with such information as the Escrow Agent may request in order for the Escrow Agent to satisfy the requirements of the USA Patriot Act.
[Remainder of Page Left Blank Intentionally; Signature Page Follows]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

BUYER:	CONSTANT CONTACT, INC.

By:

Name:

Title:

SELLER:	BANTAM NETWORKS, LLC

By:

Name: John Rourke
Title: Manager

ESCROW AGENT:	THE BANK OF NEW YORK MELLON, as Escrow Agent

By:

Name:

Title:

[Signature Page to Escrow Agreement]

Attachment A
[Intentionally Omitted]

EXECUTION VERSION
Exhibit B
BILL OF SALE
     This Bill of Sale dated as of February 15, 2011 is executed and delivered by Bantam Networks, LLC, a Delaware limited liability company (the “Seller”), to Constant Contact, Inc., a Delaware corporation (the “Buyer”). All capitalized words and terms used in this Bill of Sale and not otherwise defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated as of the date hereof by and between the Seller and the Buyer (the “Agreement”).
     WHEREAS, pursuant to the Agreement, the Seller is selling, transferring, conveying, assigning and delivering to the Buyer substantially all of the assets of the Seller, and the Buyer is assuming certain of the liabilities of the Seller;
     NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby agrees as follows:
     1. The Seller hereby sells, transfers, conveys, assigns and delivers to the Buyer, its successors and assigns, to have and to hold forever, all right, title and interest in, to and under all of the Acquired Assets, free and clear of all Security Interests.
     2. The Seller hereby covenants and agrees that it will, at the request of the Buyer and without further consideration, execute and deliver, and will cause its Affiliates, employees and agents to execute and deliver, such other instruments of sale, transfer, conveyance and assignment, and take such other action, as may reasonably be necessary to more effectively sell, transfer, convey, assign and deliver to, and vest in, the Buyer, its successors and assigns, good, clear, record and marketable title to the Acquired Assets hereby sold, transferred, conveyed, assigned and delivered, or intended so to be, free and clear of all Security Interests, and to put the Buyer in actual possession and operating control thereof, to reasonably assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of the Agreement.
     3. The Seller does hereby irrevocably constitute and appoint the Buyer, its successors and assigns, its true and lawful attorney, with full power of substitution, in its name or otherwise, and on behalf of the Seller, or for its own use, to claim, demand, collect and receive at any time and from time to time any and all of the Acquired Assets, and to prosecute the same at law or in equity and, upon discharge thereof, to complete, execute and deliver any and all necessary instruments of satisfaction and release.
     4. The Seller, by its execution of this Bill of Sale, and the Buyer, by its acceptance of this Bill of Sale, each hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of any party under the Agreement shall be deemed to be enlarged, modified or altered in any way by this instrument. In the event of any conflict between this Bill of Sale and the Agreement, the Agreement shall govern and control.

     5. This Bill of Sale may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Bill of Sale may be executed by facsimile signature.
[Signature Page Follows]

2

     IN WITNESS WHEREOF, the Seller and the Buyer have caused this Bill of Sale to be duly executed under seal as of and on the date first above written.

BANTAM NETWORKS, LLC
By:
Name: John Rourke
Title: Manager

Attest:

ACCEPTED:

CONSTANT CONTACT, INC.

By:

Title:
[Signature Page to Bill of Sale]

3

Exhibit C
TRADEMARK ASSIGNMENT
     Bantam Networks, LLC, a Delaware limited liability company (the “Seller”), has used and is using the trademarks identified on Schedule A and is the owner thereof, including the trademark applications and registrations identified on Schedule A and including the goodwill of the business connected with the use of, and symbolized by, said marks.
     For good and valuable consideration, the receipt of which is hereby acknowledged, the Seller hereby assigns to Constant Contact, Inc., a Delaware corporation (the “Buyer”), the entire right, title and interest in and to the trademarks identified on Schedule A, including the trademark applications and registrations identified on Schedule A, and all trademarks which are the subjects thereof, including the goodwill of the business connected with the use of, and symbolized by, said marks.
     The Seller further agrees, for itself, its successors and assigns, to execute such further documents and to perform such further lawful acts as may reasonably be requested by the Buyer to effectuate this assignment.
     This instrument may be executed by facsimile signature.
     Witness my hand and seal this ____ day of February, 2011.

BANTAM NETWORKS, LLC
By:
Name:	John Rourke
Title:	Manager

SCHEDULE A
Trademarks
[Intentionally Omitted]

EXECUTION VERSION

Exhibit D
ASSUMPTION AGREEMENT
     This Assumption Agreement dated as of February 15, 2011, is made by Constant Contact, Inc., a Delaware corporation (the “Buyer”), in favor of Bantam Networks, LLC, a Delaware limited liability company (the “Seller”). All capitalized words and terms used in this Assumption Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated as of the date hereof by and between the Seller and the Buyer (the “Purchase Agreement”).
     WHEREAS, pursuant to the Purchase Agreement, the Seller is selling, transferring, conveying, assigning and delivering to the Buyer substantially all of the assets of the Seller; and
     WHEREAS, in partial consideration therefor, the Purchase Agreement requires the Buyer to assume certain of the liabilities of the Seller;
     NOW, THEREFORE, in consideration of the mutual promises set forth in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer hereby agrees as follows:
     1. The Buyer hereby assumes and agrees to perform, pay and discharge when due the Assumed Liabilities.
     2. The Buyer does not hereby assume or agree to perform, pay or discharge, and the Seller shall remain unconditionally liable for, any and all Retained Liabilities.
     3. Nothing contained herein shall require the Buyer to perform, pay or discharge any liability, obligation or commitment expressly assumed by the Buyer herein so long as the Buyer in good faith contests or causes to be contested the amount or validity thereof.
     4. Nothing herein shall be deemed to deprive the Buyer of any defenses, set-offs or counterclaims which the Seller may have had or which the Buyer shall have with respect to any of the Assumed Liabilities (the “Defenses and Claims”). The Seller hereby transfers, conveys and assigns to the Buyer all Defenses and Claims and agrees to cooperate with the Buyer to maintain, secure, perfect and enforce such Defenses and Claims, including the signing of any documents, the giving of any testimony or the taking of any such other action as is reasonably requested by the Buyer in connection with such Defenses and Claims, provided that the Buyer shall reimburse the Seller for any direct and reasonable out-of-pocket costs and expenses paid by the Seller in connection with the performance of its obligations under this Section 4.
     5. The Buyer, by its execution of this Assumption Agreement, and the Seller, by its acceptance of this Assumption Agreement, each hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of either party under the Purchase Agreement shall be deemed to be enlarged, modified or altered in any way by this Assumption Agreement. In the event of any conflict between the Purchase Agreement and this Assumption Agreement, the Purchase Agreement shall govern and control.

     6. This Assumption Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Assumption Agreement may be executed by facsimile signature.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Buyer and the Seller have caused this Assumption Agreement to be duly executed under seal as of and on the date first above written.

CONSTANT CONTACT, INC.

By:

Title:

Attest:

ACCEPTED:

BANTAM NETWORKS, LLC

By:
John Rourke

Title:	Manager
[Signature Page to Assumption Agreement]